Exhibit 10.1

================================================================================




                                U.S. $40,000,000



                      AMENDED AND RESTATED CREDIT AGREEMENT



                                   DATED AS OF



                                 OCTOBER 5, 2001



                                      AMONG



                              TRANSPORT CORPORATION
                                OF AMERICA, INC.,



                             THE BANKS PARTY HERETO,



                       LASALLE BANK NATIONAL ASSOCIATION,
                                    as Agent,



                                       AND



                               FIRSTAR BANK, N.A.,
                             as Documentation Agent


================================================================================

                                TABLE OF CONTENTS

              (This Table of Contents is not part of the Agreement)

                                                                            PAGE

SECTION 1.          DEFINITIONS; INTERPRETATION................................2

    Section 1.1.    Definitions................................................2
    Section 1.2.    Interpretation............................................13

SECTION 2.          THE REVOLVING CREDIT......................................13

    Section 2.1.    The Revolving Loan Commitment.............................13
    Section 2.2.    Swingline Loans...........................................14
    Section 2.3.    Letters of Credit.........................................15
    Section 2.4.    Applicable Interest Rates.................................17
    Section 2.5.    Minimum Borrowing Amounts.................................19
    Section 2.6.    Manner of Borrowing Loans and Designating Interest
                       Rates Applicable to Loans..............................19
    Section 2.7.    Interest Periods..........................................22
    Section 2.8.    Maturity of Loans.........................................22
    Section 2.9.    Prepayments...............................................22
    Section 2.10.   Default Rate..............................................23
    Section 2.11.   The Notes.................................................24
    Section 2.12.   Funding Indemnity.........................................24
    Section 2.13.   Commitment Terminations...................................25
    Section 2.14.   Extension of Commitments..................................25

SECTION 3.          FEES......................................................25

    Section 3.1.    Fees......................................................25

SECTION 4.          PLACE AND APPLICATION OF PAYMENTS; GUARANTEES.............26

    Section 4.1.    Place and Application of Payments.........................26
    Section 4.2.    Guarantees................................................27
    Section 4.3.    Collateral................................................27
    Section 4.4.    Further Assurances........................................27

SECTION 5.          REPRESENTATIONS AND WARRANTIES............................27

    Section 5.1.    Corporate Organization and Authority......................28
    Section 5.2.    Subsidiaries..............................................28
    Section 5.3.    Corporate Authority and Validity of Obligations...........28
    Section 5.4.    Financial Statements; No Material Adverse Change..........28
    Section 5.5.    No Litigation; No Labor Controversies.....................29
    Section 5.6.    Taxes.....................................................29
    Section 5.7.    Approvals.................................................29

    Section 5.8.    ERISA.....................................................29
    Section 5.9.    Government Regulation.....................................30
    Section 5.10.   Margin Stock; Use of Proceeds.............................30
    Section 5.11.   Licenses and Authorizations; Compliance with Laws.........30
    Section 5.12.   Ownership of Property.....................................31
    Section 5.13.   Compliance with Agreements................................31
    Section 5.14.   Full Disclosure...........................................31
    Section 5.15.   Solvency..................................................31
    Section 5.16.   Capitalization............................................31

SECTION 6.          CONDITIONS PRECEDENT......................................31

    Section 6.1.    Initial Credit Event......................................32
    Section 6.2.    All Credit Events.........................................33
    Section 6.3.    Post-Closing Items........................................33
    Section 6.4.    Determinations Under Section 6.1..........................33

SECTION 7.          COVENANTS.................................................34

    Section 7.1.    Corporate Existence; Subsidiaries.........................34
    Section 7.2.    Maintenance...............................................34
    Section 7.3.    Taxes.....................................................34
    Section 7.4.    ERISA.....................................................34
    Section 7.5.    Insurance.................................................35
    Section 7.6.    Financial Reports and Other Information...................35
    Section 7.7.    Bank Inspection Rights....................................36
    Section 7.8.    Conduct of Business.......................................37
    Section 7.9.    Use of Proceeds; Regulation U.............................37
    Section 7.10.   Mergers, Consolidations and Sales.........................37
    Section 7.11.   Use of Property and Facilities; Environmental and
                       Health and Safety Laws.................................38
    Section 7.12.   Dividends and Other Shareholder Distributions.............38
    Section 7.13.   Compliance with Laws......................................38
    Section 7.14.   Net Worth.................................................38
    Section 7.15.   Consolidated Funded Indebtedness to Consolidated
                       EBITDAR................................................38
    Section 7.16.   Minimum Cash Flow Coverage................................39
    Section 7.17.   Indebtedness..............................................39
    Section 7.18.   Liens.....................................................39
    Section 7.19.   Investments, Acquisitions, Loans, Advances and
                       Guaranties.............................................40

SECTION 8.          EVENTS OF DEFAULT AND REMEDIES............................41

    Section 8.1.    Events of Default.........................................41
    Section 8.2.    Non-Bankruptcy Defaults...................................43
    Section 8.3.    Bankruptcy Defaults.......................................44
    Section 8.4.    Collateral for Undrawn Letters of Credit..................44
    Section 8.5.    Expenses..................................................45

SECTION 9.          CHANGE IN CIRCUMSTANCES...................................45

    Section 9.1.    Change of Law.............................................45
    Section 9.2.    Unavailability of Deposits or Inability to Ascertain,
                       or Inadequacy of, LIBOR................................45
    Section 9.3.    Increased Cost and Reduced Return.........................46
    Section 9.4.    Lending Offices...........................................47
    Section 9.5.    Discretion of Bank as to Manner of Funding................47

SECTION 10.         THE AGENT.................................................47

    Section 10.1.   Appointment and Authorization of Agent....................47
    Section 10.2.   Agent and its Affiliates..................................48
    Section 10.3.   Action by Agent...........................................48
    Section 10.4.   Consultation with Experts.................................48
    Section 10.5.   Liability of Agent; Credit Decision.......................48
    Section 10.6.   Indemnity.................................................49
    Section 10.7.   Resignation of Agent and Successor Agent..................49
    Section 10.8.   Documentation Agent.......................................50

SECTION 11.         MISCELLANEOUS.............................................50

    Section 11.1.   Withholding Taxes.........................................50
    Section 11.2.   No Waiver of Rights.......................................51
    Section 11.3.   Non-Business Day..........................................51
    Section 11.4.   Documentary Taxes.........................................51
    Section 11.5.   Survival of Representations...............................51
    Section 11.6.   Survival of Indemnities...................................51
    Section 11.7.   Set-Off...................................................51
    Section 11.8.   Notices...................................................52
    Section 11.9.   Counterparts..............................................53
    Section 11.10.  Successors and Assigns....................................53
    Section 11.11.  Participants..............................................53
    Section 11.12.  Assignment of Commitments by Banks........................54
    Section 11.13.  Amendments................................................54
    Section 11.14.  Headings..................................................55
    Section 11.15.  Legal Fees, Other Costs and Indemnification...............55
    Section 11.16.  Entire Agreement..........................................55
    Section 11.17.  Construction..............................................55
    Section 11.18.  Governing Law.............................................56
    Section 11.19.  Submission to Jurisdiction; Waiver of Jury Trial..........56
    Section 11.20.  Statutory Notice - Insurance..............................56

Signature......................................................................1

EXHIBITS

    EXHIBIT A-1             Form of Revolving Note
    EXHIBIT A-2             Form of Swingline Note
    EXHIBIT B               Assignment and Acceptance Agreement
    EXHIBIT C               Form of Borrowing Base Confirmation
    EXHIBIT D               Form of Compliance Certificate

SCHEDULES

    SCHEDULE 1              Pricing Grid
    SCHEDULE 5.2            Existing Subsidiaries
    SCHEDULE 5.5            Litigation and Labor Controversies
    SCHEDULE 5.12           Liens
    SCHEDULE 5.16           Capitalization
    SCHEDULE 7.17(c)        Outstanding Secured Revenue Equipment Debt
    SCHEDULE 7.17(d)        Existing Indebtedness

                      AMENDED AND RESTATED CREDIT AGREEMENT

         AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 5, 2001, among Transport Corporation of America, Inc., a Minnesota corporation (the "BORROWER"), the banks from time to time party hereto (each a "BANK," and collectively the "BANKS"), LaSalle Bank National Association ("LASALLE") in its capacity as agent for the Banks hereunder (in such capacity, the "AGENT") and Firstar Bank, N.A. (formerly known as Firstar Bank of Minnesota, National Association) ("FIRSTAR"), in its capacity as documentation agent (the "DOCUMENTATION AGENT").


                                WITNESSETH THAT:

         WHEREAS, the Borrower, ABN AMRO Bank N.V., Firstar and the Terminating Lenders are currently party to that certain Credit Agreement dated as of August 13, 1998; as amended by that certain Amendment to the Credit Agreement dated as of April 30, 1999; by that certain Second Amendment to Credit Agreement dated as of June 30, 2000; by that certain Third Amendment to Credit Agreement dated as of December 15, 2000; by that certain Fourth Amendment to Credit Agreement dated as of December 28, 2000; by that certain Fifth Amendment and Waiver to Credit Agreement dated April 13, 2001; by that certain Sixth Amendment and Waiver to Credit Agreement dated May 15, 2001; by that certain Seventh Amendment and Waiver Extension dated June 29, 2001 and by that certain Eighth Amendment and Waiver Extension dated September 14, 2001 (together, the "PRIOR CREDIT AGREEMENT"). The Borrower has requested that the Prior Credit Agreement be amended in certain respects as described below to, INTER ALIA, (i) repay the Obligations held by the Terminating Lenders thereunder, (ii) terminate the Commitments of the Terminating Lenders thereunder, (iii) replace ABN AMRO Bank N.V., as a bank and as agent under the Prior Credit Agreement with its affiliate, LaSalle and (iv) make certain additional modifications to the Prior Credit Agreement, and for the sake of clarity and convenience, the Borrower has requested that the Prior Credit Agreement be restated as so amended. This Agreement shall become effective, and shall amend and restate the Prior Credit Agreement, on (1) the execution of this Agreement by the Borrower, the Agent and the Banks and (2) the satisfaction of the conditions precedent contained in
Section 6.1 hereof; and from and after the Effective Date, (i) all references made to the Prior Credit Agreement in the Credit Documents (other than this Agreement) or in any other instrument or document shall, without more, be deemed to refer to this Agreement and (ii) the Prior Credit Agreement shall be deemed amended and restated in its entirety hereby.

         WHEREAS, the Borrower has requested that the Banks continue to extend credit to the Borrower, and those Banks, upon the occurrence of the Effective Date and subject to the terms hereof, will continue to lend monies and/or make advances, extensions of credit or other financial accommodations to, on behalf of or for the benefit of the Borrower pursuant hereto.

         NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into this Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the Borrower, the Agent and the Banks hereby agree to the following:

SECTION 1.    DEFINITIONS; INTERPRETATION.

         SECTION 1.1. DEFINITIONS. The following terms when used herein have the following meanings:

         "ACCOUNT" is defined in Section 8.4(b) hereof.

         "ADJUSTED LIBOR" is defined in Section 2.4(b) hereof.

         "AFFILIATE" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "CONTROL" (including, with their correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), PROVIDED that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary shall be deemed an Affiliate of the Borrower and each Subsidiary. Notwithstanding the foregoing, none of the Banks shall be deemed to be affiliates of the Borrower or any of its Subsidiaries.

         "AGENT" is defined in the first paragraph of this Agreement and includes any successor Agent pursuant to Section 10.7 hereof.

         "AGREEMENT" means this Credit Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

         "APPLICABLE MARGIN" means, (1) at any time with respect to Eurodollar Loans, the Eurodollar Margin and (2) at any time with respect to Base Rate Loans, the Base Rate Margin.

         "APPLICATION" is defined in Section 2.3(b) hereof.

         "APPRAISAL" means that certain Appraisal delivered by the Borrower pursuant hereto which was conducted by Taylor & Martin, Inc. on or about August 21, 2001 covering the Revenue Equipment to be held by the Collateral Agent as required hereunder.

         "ASSIGNMENT AND ACCEPTANCE AGREEMENT" means an Assignment and Acceptance Agreement in substantially the same form as Exhibit B attached hereto.

         "AUTHORIZED REPRESENTATIVE" means those persons shown on the list of officers provided by the Borrower pursuant to Section 6.1(e) hereof, or on any updated such list provided by the Borrower to the Agent, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Agent.

         "BANK" is defined in the first paragraph of this Agreement.

         "BASE RATE" is defined in Section 2.4(a) hereof.

         "BASE RATE MARGIN" means the percentage set forth in Schedule 1 hereto beside the then applicable leverage ratio.

         "BASE RATE LOAN" means a Loan bearing interest prior to maturity at a rate specified in Section 2.4(a) hereof.

         "BORROWER" is defined in the first paragraph of this Agreement.

         "BORROWING" means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period. Borrowings of Revolving Loans are made and maintained ratably from each of the Banks according to their Percentages. Borrowings of Swingline Loans are made by the Swingline Bank in accordance with Section 2.2. A Borrowing is "ADVANCED" on the day Banks advance funds comprising such Borrowing to the Borrower, is "CONTINUED" on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is "CONVERTED" when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to
Section 2.6(a).

         "BORROWING BASE" means, as of any time it is to be determined, the sum of:

                  (a) 85% of the remainder of the then outstanding unpaid amount of Eligible Accounts less any and all returns, rebates, discounts (which may, at the Agent's option, be calculated on the shortest terms), credits, allowances, finance charges and/or taxes of any nature at any time issued, owing, available to or claimed by account debtors, granted, outstanding or payable in connection with such Eligible Accounts at such time; PLUS

                  (b) the lesser of (i) (x) the net book value (computed by the Borrower in accordance with GAAP) of Revenue Equipment owned by the Borrower and its Subsidiaries in which the Collateral Agent has a perfected, first security interest times 56% minus (y) $2,000,000 and
         (ii) the Revenue Equipment Cap;

PROVIDED that the Borrowing Base shall be computed only as against and on so much of such Property as is included on the certificates to be furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Agent pursuant to any of the terms hereof, as verified by such other evidence required to be furnished to the Agent pursuant hereto.

         "BORROWING BASE CONFIRMATION" means a Borrowing Base Confirmation in the form of Exhibit C attached hereto.

         "BUSINESS DAY" means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the Borrowing or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank market in London, England.

         "CAPITAL LEASE" means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

         "CAPITALIZED LEASE OBLIGATIONS" means, for any Person, the amount of such Person's liabilities under Capital Leases determined at any date in accordance with GAAP.

         "CASH CAPEX" shall equal the dollar amount of those capital expenditures made by the Borrower that are not externally financed during the applicable Test Period.

         "CHANGE OF CONTROL" means (i) any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange
Act), directly or indirectly, of 20% or more on a fully diluted basis of the Voting Stock of the Borrower or shall have the right to elect a majority of the directors of the Borrower (provided, that directors and officers of the Borrower shall not be deemed to beneficially own each other's Voting Stock of the Borrower solely due to their status as directors or officers of the Borrower) or
(ii) a majority of the Board of Directors of the Borrower shall cease to consist of Continuing Directors.

         "CMLTD" shall mean, for the then applicable Test Period, all scheduled payments of principal made during the applicable Test Period on indebtedness recorded on the Borrower's balance sheet calculated in accordance with GAAP, including "quarterly" payments on the Replacement Promissory Notes.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COLLATERAL" is defined in Section 4.3.

         "COLLATERAL AGENT" means LaSalle.

         "COMMITMENT FEE RATE" means the percentage set forth in Schedule 1 hereto beside the then applicable leverage ratio.

         "COMMITMENTS" is defined in Section 2.1 hereof.

         "CONSOLIDATED EBIT" shall mean, for the then applicable Test Period, Consolidated Net Income of the Borrower and its Subsidiaries, before total interest expense (whether cash or non-cash) and provisions for taxes based on income, and determined without giving effect to any extraordinary gains or losses but with giving effect to gains or losses from sales of assets (including, Revenue Equipment) sold in the ordinary course of business.

         "CONSOLIDATED EBITDAR" shall mean, for the then applicable Test Period, Consolidated EBIT, adjusted by adding thereto the amount of all expenses for depreciation, amortization and lease rental expenses that were deducted in determining Consolidated EBIT. In computing Consolidated EBITDAR, any of the foregoing items realized or accrued for such period and prior to the date of any acquisition permitted by Section 7.19 by the Person so acquired or attributable to the assets so acquired shall be included in Consolidated EBITDAR, but only to the extent that such items of such Person or attributable to such assets would have been available to the Borrower or its Subsidiary had the Borrower or such Subsidiary acquired such Person or such assets at the beginning of such period, such calculations to be made with such other adjustments thereto as mutually agreed to by the Borrower and the Agent.

         "CONSOLIDATED FUNDED INDEBTEDNESS" shall mean, for the then applicable Test Period, the sum of (i) all short term Indebtedness of the Borrower and its Subsidiaries (including the current maturities of long-term indebtedness), plus
(ii) all long term Indebtedness of the Borrower and its Subsidiaries, including Capitalized Lease Obligations, plus (iii) the present value (using a discount rate of 10% per annum) of non-cancelable operating leases of the Borrower and its Subsidiaries, plus (iv) the undrawn amount of all standby letters of credit issued for the account of the Borrower and its Subsidiaries, including any unpaid reimbursement obligations thereunder.

         "CONSOLIDATED INTEREST AND RENTAL EXPENSE" shall mean, for the then applicable Test Period, total interest expense (including amounts properly attributable to interest with respect to Capital Leases in accordance with GAAP and amortization of debt discount and debt issuance costs) and lease rental expense of the Borrower and its Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs or benefits under interest rate protection agreements.

         "CONSOLIDATED NET INCOME" means, for any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP.

         "CONTINUING DIRECTORS" means the directors of the Borrower on the Effective Date and each other director, if such director's nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

         "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

         "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the

Borrower or any of its Subsidiaries, are treated as a single employer under
Section 414 of the Code.

         "CREDIT DOCUMENTS" means this Agreement, the Security Agreement, the Guarantees, the Notes, the Applications and the Letters of Credit.

         "CREDIT EVENT" means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

         "CREDIT PARTIES" means the Borrower and each Guarantor.

         "DEFAULT" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

         "EARNINGS-BASED PAYMENTS" shall mean the earnings-based payments made under the terms of the Replacement Promissory Notes during such Test Period.

         "EFFECTIVE DATE" means the date on which the Agent has received signed counterpart signature pages of this Agreement from each of the signatories (or, in the case of a Bank, confirmation that such Bank has executed such a counterpart and dispatched it for delivery to the Agent) and the documents required by Section 6.1 hereof.

         "ELIGIBLE ACCOUNTS" means all accounts receivable of the Borrower; provided that in no event shall an account receivable be deemed an Eligible Account unless such account receivable:

                  (a) arises out of the sale by the Borrower of finished goods inventory delivered to and accepted by, or out of the rendition by the Borrower of services fully performed by the Borrower and accepted by, the account debtor on such account receivable and such account receivable otherwise represents a final sale;

                  (b) the account debtor on such account receivable is located within the United States of America or Canada or, if such right has arisen out of the sale of such goods shipped to, or out of the rendition of services to, an account debtor located in any other country, such right is secured by a valid and irrevocable letter of credit pursuant to which any of the Borrower or its transferee may draw on a lender reasonably acceptable to the Agent for the full amount thereof;

                  (c) is the valid, binding and legally enforceable obligation of the account debtor obligated thereon and such account debtor is not
         (i) a Subsidiary or an Affiliate of the Borrower, (ii) a shareholder (who owns 5% or more of the Voting Stock of the Borrower or any of its Subsidiaries), director, officer or employee of the Borrower or any Subsidiary, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Borrower has complied with the Assignment of Claims Act or any similar state or local statute, as the case may be, to the satisfaction of the Agent
         (iv) a debtor under any
         proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;

                  (d) is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Agent;

                  (e) is an asset of the Borrower to which it has good and marketable title, is freely assignable;

                  (f) is not owing from an account debtor who is also a creditor or supplier of the Borrower, is not subject to any offset, counterclaim or other defense with respect thereto and, with respect to said account receivable or the contract or purchase order out of which the same arose, no surety bond was required or given in connection therewith;

                  (g) is not unpaid more than 90 days after the original invoice date; and

                  (h) does not arise from a sale to an account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis.

         "ENVIRONMENTAL AND HEALTH LAWS" means any and all federal, state and local statutes, laws, regulations, ordinances, judgments, permits and other governmental rules or regulations relating to human health, safety (including without limitation occupational safety and health standards), or the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance or the clean-up or other remediation thereof.

         "ERISA" is defined in Section 5.8 hereof.

         "EURODOLLAR LOAN" means a Loan bearing interest prior to maturity at the rate specified in Section 2.4(b) hereof.

         "EURODOLLAR MARGIN" means the percentage set forth in Schedule 1 hereto beside the then applicable leverage ratio.

         "EURODOLLAR RESERVE PERCENTAGE" is defined in Section 2.4(b) hereof.

         "EVENT OF DEFAULT" means any of the events or circumstances specified in Section 8.1 hereof.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "FEDERAL FUNDS RATE" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate set forth in
Section 2.4(a) hereof.

         "FEE LETTER" means that certain letter between the Agent, the Issuing Agent and the Borrower dated on or about August 29, 2001 pertaining to fees to be paid by the Borrower to the Agent and the Issuing Agent for their sole account and benefit.

         "FIRSTAR" is defined in the first paragraph hereof.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower's financial statements furnished to the Banks as described in Section 5.4 hereof.

         "GUARANTOR" shall mean each Subsidiary of the Borrower that is or becomes a party to the Guarantees.

         "GUARANTEES" shall mean the guaranty agreements in form satisfactory to the Agent executed by all Subsidiaries of the Borrower.

         "GUARANTY" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation (including, without limitation, limited or full recourse obligations in connection with sales of receivables or any other Property) of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any Property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition, or otherwise, of the primary obligor, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof; PROVIDED, however, that the term "Guaranty" shall not include any guarantees by the Borrower of the loans made to independent truck drivers leasing or contracting for equipment and services with the Borrower up to a maximum principal amount of $10,000,000 at any one time outstanding. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty.

         "HAZARDOUS MATERIAL" means any substance or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof) and (b) any other material or substance classified or regulated as "hazardous" or "toxic" pursuant to any Environmental and Health Law.

         "INDEBTEDNESS" means and includes, for any Person, all obligations of such Person, without duplication, which are required by GAAP to be shown as liabilities on its balance sheet, and in any event shall include all of the following whether or not so shown as liabilities (i) obligations of such Person for borrowed money, (ii) obligations of such Person representing the deferred purchase price of property or services (except trade payables), (iii) obligations of such Person evidenced by bonds, debentures, notes or other instruments of such Person or noncontingent reimbursement or payment obligations arising out of letters of credit, acceptances or other surety instrument issued for such Person's account, (iv) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (v) Capitalized Lease Obligations of such Person, (vi) a principal portion of synthetic leases to which such Person is a party as lessee, (vii) obligations for which such Person is obligated pursuant to a Guaranty and (viii) any equity of such Person or agreement to acquire or redeem such equity that, by the terms of any provision thereof or agreement related thereto, is upon the happening of any event or passage of time, prior to the Termination Date puttable to, or required to be redeemed by, the Person.

         "IMMATERIAL SUBSIDIARY" means any Subsidiary of the Borrower which does not own, individually, assets in excess of 5% of the Net Worth at any time; provided that Immaterial Subsidiaries owning assets, in the aggregate, in excess of 20% of the Net Worth at any time shall cease to qualify as Immaterial Subsidiaries.

         "INTEREST PERIOD" is defined in Section 2.7 hereof.

         "ISSUING AGENT" means LaSalle in its capacity as issuing agent, or any other Bank acting in replacement thereof with the consent of the Agent, the Banks and the Borrower.

         "L/C DOCUMENTS" means the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, the Applications and this Agreement.

         "L/C FACILITY LIMIT" means $5,000,000.

         "L/C FEE RATE" means, at any time a rate per annum equal to Eurodollar Margin.

         "L/C OBLIGATIONS" means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

         "LASALLE" is defined in the first paragraph hereof.

         "LENDING OFFICE" is defined in Section 9.4 hereof.

         "LETTER OF CREDIT" is defined in Section 2.3(a) hereof.

         "LIBOR" is defined in Section 2.4(b) hereof.

         "LIEN" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. The term "LIEN" shall also include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, capital leases and other title exceptions and encumbrances affecting Property. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a "LIEN."

         "LOAN" means, unless otherwise provided, each and every loan made by any Bank hereunder and includes Revolving Loans and Swingline Loans.

         "MANDATORY BORROWING" is defined in Section 2.2(b) hereof.

         "MATERIAL ADVERSE EFFECT" means a material adverse change in, or a material adverse effect upon, the operations, business, Property, or financial or other condition of the Borrower and its Subsidiaries, taken as whole.

         "MAXIMUM SWINGLINE AMOUNT" means $3,000,000.

         "NET PROCEEDS FROM ASSET SALES" shall mean the net proceeds received from the trade-in or sale of Revenue Equipment in the ordinary course of business during the applicable Test Period.

         "NET WORTH" means, as of any time the same is to be determined, the total shareholders' equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on the balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

         "NOTE" means and includes Revolving Notes and Swingline Notes.

         "OBLIGATIONS" means all fees payable hereunder, all obligations of the Borrower to pay principal or interest on Loans and L/C Obligations, and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

         "PARTICIPATING INTEREST" is defined in Section 2.3(d) hereof.

         "PBGC" is defined in Section 5.8 hereof.

         "PERCENTAGE" means, for each Bank, the percentage of the Commitments represented by such Bank's Commitment or, if the Commitments have been terminated, the percentage held by such Bank (including through participation interests in Swingline Loans and L/C Obligations) of the Obligations on the day such amount is being computed.

         "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

         "PLAN" means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by a member of the Controlled Group or
(ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions. The term "PLAN" shall not include any plan maintained or contributed to by North Star Transport, Inc. prior to July 1, 1998.

         "PLEDGED REVENUE EQUIPMENT" shall mean (i) that certain Revenue Equipment owned by the Borrower and its Subsidiaries as of the date hereof in which the Collateral Agent has a perfected, first security interest and (ii) any future pledge of additional Revenue Equipment in which the Collateral Agent has a perfected, first security interest, and excluding such Revenue Equipment from time to time released by the Collateral Agent.

         "PRICING DATE" is defined in Schedule 1 hereto.

         "PRIOR CREDIT AGREEMENT" is defined in the recitals hereto.

         "PROPERTY" means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

         "REFERENCE BANK" means LaSalle. In the event that such Bank ceases to be a "BANK" hereunder or fails to provide timely quotations of interests rates to the Agent as and when required by this Agreement, then such Bank shall be replaced by a new reference bank jointly designated by the Agent and the Borrower.

         "REFUNDING BORROWING" is defined in Section 2.6(d) hereof.

         "REIMBURSEMENT OBLIGATION" is defined in Section 2.3(c) hereof.

         "REPLACEMENT PROMISSORY NOTES" shall mean those certain replacement promissory notes dated September 14, 2001 which replace those certain promissory noted dated December 28, 2000 respectively issued by the Borrower to Jon L. Miller, William I. Hagen and Michael D. Kandris.

         "REQUIRED BANKS" means, as of the date of determination thereof, (i) at any time there are two or fewer Banks party hereto, all such Banks and (ii) at any time there are more than two

Banks party hereto (A) prior to the termination of the Commitments, Banks holding at least 51% of the Percentages and (B) following the termination of the Commitments, Banks holding at least 51% of the Loans and L/C Obligations.

         "REVENUE EQUIPMENT" means tractors and trailers and associated attachments of all types used by the Borrower or its Subsidiaries for the transportation of goods for its customers in the ordinary course of its business.

         "REVENUE EQUIPMENT CAP" means $20,000,000; PROVIDED, HOWEVER, such amount shall be reduced at the end of each month beginning October 1, 2001 by $833,333 per month until such amount is reduced to zero.

         "REVOLVING LOANS" is defined in Section 2.1 hereof.

         "REVOLVING NOTE" is defined in Section 2.11 hereof.

         "SEC" means the Securities and Exchange Commission.

         "SECURITY" has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

         "SECURITY AGREEMENT" means that certain Security Agreement, dated as of June 7, 2001, among the Borrower and the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time.

         "SHORTFALL AMOUNT" is defined in Section 2.9(c) hereof.

         "SUBSIDIARY" means, as to the Borrower, any corporation or other entity of which more than fifty percent (50%) of the Voting Stock of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Borrower or by one or more of its Subsidiaries.

         "SWINGLINE BANK" shall mean Firstar Bank of Minnesota, National Association, in its capacity as swingline bank, or any other Bank acting in replacement thereof with the consent of the Agent and the Borrower.

         "SWINGLINE EXPIRY DATE" shall mean the date which is two Business Days prior to the Termination Date.

         "SWINGLINE LOANS" is defined in Section 2.2(a) hereof.

         "SWINGLINE NOTE" is defined in Section 2.11 hereof.

         "TELERATE PAGE 3750" is defined in Section 2.4(b) hereof.

         "TELERATE SERVICE" means the Dow Jones Telerate Service.

         "TERMINATING LENDERS" means ABN AMRO Bank N.V., U.S. Bank National Association, Wells Fargo Bank, N.A. (formerly known as Norwest Bank Minnesota, National Association); Fleet National Bank; First Union National Bank (CoreStates) and Bank of America National Trust and Savings Association.

         "TERMINATION DATE" means October 5, 2004 or such later date to which the same is extended pursuant to Section 2.14 hereof.

         "TEST PERIOD" shall mean the four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period.

         "UNFUNDED VESTED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

         "U.S. DOLLARS" and "$" each means the lawful currency of the United States of America.

         "VOTING STOCK" of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person.

         "WELFARE PLAN" means a "WELFARE PLAN", as defined in Section 3(1) of ERISA.

         "WHOLLY-OWNED" when used in connection with any Subsidiary of the Borrower means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors' qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

         SECTION 1.2. INTERPRETATION. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 2.    THE REVOLVING CREDIT.

         SECTION 2.1. THE REVOLVING LOAN COMMITMENT. Subject to the terms and conditions hereof, each Bank, by its acceptance hereof, severally agrees to make a loan or loans

(individually a "REVOLVING LOAN" and collectively the "REVOLVING LOANS") to the Borrower from time to time on a revolving basis in U.S. Dollars in an aggregate outstanding amount up to the amount of its revolving credit commitment set forth on the applicable signature page hereof (such amount, as reduced pursuant to Section 2.13 or changed as a result of one or more assignments under Section 11.12, its "COMMITMENT" and, cumulatively for all the Banks, the "COMMITMENTS") before the Termination Date, PROVIDED that the sum of each Bank's Percentage of Revolving Loans, Swingline Loans and L/C Obligations at any time outstanding shall not exceed such Bank's Commitment, PROVIDED FURTHER that, the sum of the aggregate amount of Revolving Loans, the Swingline Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Commitments in effect at such time or (ii) the Borrowing Base as then determined and computed (subject to Section 2.9(c)). Each Borrowing of Revolving Loans shall be made ratably from the Banks in proportion to their respective Percentages. As provided in Section 2.6(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans.

         SECTION 2.2. SWINGLINE LOANS. (a) Subject to and upon the terms and conditions set forth herein, the Swingline Bank agrees to make, at any time and from time to time on or prior to the Swingline Expiry Date, a loan or loans (each, a "SWINGLINE LOAN" and, collectively, the "SWINGLINE LOANS") to the Borrower, which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed in aggregate principal amount at any time outstanding that aggregate principal amount which, when added to the sum of (I) the aggregate principal amount of all Loans then outstanding and (II) the aggregate amount of all L/C Obligations outstanding shall not exceed the lesser of the Commitments in effect at such time or the Borrowing Base at such time and
(iv) shall not exceed the Maximum Swingline Amount. The Swingline Bank will not make a Swingline Loan after it has received written notice from the Required Banks stating that a Default or an Event of Default exists and specifically requesting that the Swingline Bank not make any Swingline Loans, PROVIDED that the Swingline Bank may continue making Swingline Loans at such time thereafter as the respective Default or Event of Default has been cured or waived in accordance with the requirements of this Agreement or the Required Banks have withdrawn the written notice described above in this sentence. In addition, the Swingline Bank shall not be obligated to make any Swingline Loan at a time when any Bank shall be in default of any of its obligations hereunder unless the Swingline Bank shall have entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Bank's risk with respect to the defaulting Bank's participation in such Swingline Loan, including by cash collateralizing such defaulting Bank's share of the outstanding Swingline Loans.

         (b) On any Business Day the Swingline Bank may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be repaid from the proceeds of a Borrowing of Revolving Loans under Section 2.1, in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "MANDATORY BORROWING") shall be made on the immediately succeeding Business Day by all Banks (without giving effect to any reductions thereto pursuant to the last paragraph of Section 8.2 or 8.3) PRO RATA based on each Bank's Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8.2 or 8.3), and the proceeds thereof shall be applied directly to the Swingline Bank to repay the Swingline Bank for such outstanding Swingline Loans. Each Bank hereby irrevocably agrees to make Base Rate Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Bank notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum borrowing amount otherwise required hereunder, (ii) any condition specified in Section 6 may not then be satisfied, (iii) the existence of any Default or Event of Default, (iv) the date of such Mandatory Borrowing and (v) the amount of the total Commitments at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, with respect to the Borrower), then each Bank (other than the Swingline Bank) hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase from the Swingline Bank) (without recourse or warranty) such participations in the outstanding Swingline Loans as shall be necessary to cause the Banks to share in such Swingline Loans ratably based upon their respective Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8.2 or 8.3), PROVIDED that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Bank until the date the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay the Swingline Bank interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Loans maintained as Base Rate Loans for each day thereafter.

         SECTION 2.3. LETTERS OF CREDIT.

         (a) GENERAL TERMS. Subject to the terms and conditions hereof the Issuing Agent shall issue standby letters of credit (each a "LETTER OF CREDIT") for the Borrower's account in an aggregate undrawn face amount up to the amount of the L/C Facility Limit, provided that the aggregate L/C Obligations at any time outstanding shall not exceed the difference between the lesser of (i) the Commitments in effect at such time or (ii) the Borrowing Base as then determined and computed (subject to Section 2.9(c)), and the aggregate amount of Revolving Loans and Swingline Loans then outstanding. Each Letter of Credit shall be issued by the Issuing Agent, but each Bank shall be obligated to purchase an undivided percentage participation interest of such Letter of Credit from the Issuing Agent pursuant to Section 2.3(d) hereof in an amount equal to its Percentage of the amount of each drawing thereunder and, accordingly, the undrawn face amount of each Letter of Credit shall constitute usage of the Commitment of each Bank PRO RATA in accordance with each Bank's Percentage.

         (b) APPLICATIONS. At any time before the Termination Date, the Issuing Agent shall, at the request of the Borrower given at least three (3) Business Days prior to the requested date of issuance, issue one or more Letters of Credit in a form satisfactory to the Issuing Agent, with expiration dates no later than the Termination Date in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form customarily prescribed by the Issuing Agent for the type of Letter of Credit requested (each an "APPLICATION"). Notwithstanding anything contained in any Application to the contrary (x) the Borrower's obligation to pay fees in connection with each Letter of Credit shall be as exclusively set forth in Section 3 hereof and (y) if the Issuing Agent is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower's obligation to reimburse the Issuing Agent for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay on demand) from and after the date such drawing is paid at a rate per annum equal to the sum of 2% plus the Base Rate from time to time in effect. The Issuing Agent will promptly notify the Agent, who will then promptly notify the Banks, of each issuance by it of a Letter of Credit and any amendment or extension of a Letter of Credit. Without limiting the generality of the foregoing, the Issuing Agent's obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the conditions set forth herein (including the conditions set forth in Section 6 and the other terms of this Section 2.3).

         (c) THE REIMBURSEMENT OBLIGATIONS. Subject to Section 2.3(b) hereof, the obligation of the Borrower to reimburse the Issuing Agent for all drawings under a Letter of Credit (a "REIMBURSEMENT OBLIGATION") shall be governed, to the extent not inconsistent with this Agreement, by the Application related to such Letter of Credit, except that reimbursement of each drawing shall be made in immediately available funds at the Agent's bank account maintained in Chicago, Illinois (or such other place as specified in writing from time to time by the Agent) by no later than 12:00 Noon (Chicago time) on the date when such drawing is paid or, if such drawing was paid after 11:30 a.m. (Chicago time), by the end of such day. If the Borrower does not make any such reimbursement payment on the date due (whether through a deemed request for a Base Rate Loan pursuant to Section 2.6(c) or otherwise) and the Banks fund their participations therein in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below.

         (d) THE PARTICIPATING INTERESTS. Each Bank, by its acceptance hereof, severally agrees to purchase from the Issuing Agent, and the Issuing Agent hereby agrees to sell to each such Bank, an undivided percentage participating interest (a "PARTICIPATING INTEREST"), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the Issuing Agent. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is paid, as set forth in Section 2.3(c) above, or if the Issuing Agent is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Bank shall, not later than the Business Day of a demand from the Issuing Agent to such effect, if such demand is received before 1:00 p.m. (Chicago time), or not later than the following Business Day, if such demand is received after such time, pay to the Issuing Agent an amount which was paid out by the Issuing Bank under the relevant Letter of Credit equal to its Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the Issuing Agent to the date of such payment by such Bank at a rate per annum equal to (i) from the date the related payment was made by the Issuing Agent to the date two (2) Business Days after payment by such Bank is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two

(2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the Base Rate in effect for each such day. Each such Bank shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the Issuing Agent retaining its Percentage as a Bank hereunder.

         The several obligations of the Banks to the Issuing Agent under this
Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Bank may have or have had against the Borrower, the Agent, the Issuing Agent, any other Bank or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Bank (except as to assignments made in accordance with Section 11.12 hereof), and each payment by a Bank under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Agent and the Agent shall be entitled to offset amounts received for the account of a Bank under the Credit Documents against unpaid amounts due from such Bank to the Issuing Agent or the Agent hereunder (whether as fundings of participations, indemnities or otherwise). The term "PERCENTAGE" or "PERCENTAGES" as used in this Section 2.3 shall be determined before giving effect to any termination of the Commitments pursuant to Section 8.2 or 8.3.

         (e) INDEMNIFICATION. The Banks shall, to the extent of their respective Percentages, indemnify the Issuing Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Issuing Agent's gross negligence or willful misconduct) that the Issuing Agent may suffer or incur in connection with any Letter of Credit. The Issuing Agent shall be entitled to all of the rights and protections afforded the Agent under Section Ten hereof. The obligations of the Banks under this
Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all other L/C Documents.

         (f) ISSUING AGENT. Each Bank hereby appoints LaSalle as the Issuing Agent hereunder and hereby authorizes the Issuing Agent to take such action as Issuing Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Issuing Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The relationship between the Issuing Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Agreement or any other Credit Document shall be construed to constitute the Issuing Agent as a trustee or fiduciary for any Bank or the Borrower. The term "BANK" as used herein and in all other Credit Documents, unless the context otherwise clearly requires, includes the Issuing Agent in its individual capacity as a Bank.

         SECTION 2.4. APPLICABLE INTEREST RATES.

         (a) BASE RATE LOANS INCLUDING SWINGLINE LOANS. Each Base Rate Loan made or maintained by a Bank, including Swingline Loans made by the Swingline Bank, shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

         "BASE RATE" means for any day the greater of:

                  (i) the rate of interest announced by LaSalle from time to time as its prime rate, or equivalent, for U.S. Dollar loans as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; and

                  (ii) the sum of (x) the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor) on the preceding Business Day opposite the caption "FEDERAL FUNDS (EFFECTIVE)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (Chicago time) on that day by each of three leading brokers of Federal funds transactions in Chicago, Illinois selected by the Agent, plus (y) 1% (1.00%).

         (b) EURODOLLAR LOANS. Each Eurodollar Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise).

         "ADJUSTED LIBOR" means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

         Adjusted LIBOR =             LIBOR
                             -----------------------
                             1 - Eurodollar Reserve Percentage

         "LIBOR" means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) at which deposits in U.S. Dollars in immediately available funds are offered to the Reference Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Reference Bank as part of such Borrowing.

         "LIBOR INDEX RATE" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one-sixteenth of one percent) for deposits in U.S. Dollars for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Reference Bank as part of such Borrowing which appears on Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

         "TELERATE PAGE 3750" means the display page designated as "Page 3750" on the Telerate Service (or such other page as may replace such pages on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposits in U.S. Dollars).

         "EURODOLLAR RESERVE PERCENTAGE" means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are actually imposed and applicable to the Banks during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "EUROCURRENCY LIABILITIES", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be "EUROCURRENCY LIABILITIES" as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

         (c) RATE DETERMINATIONS. The Agent shall determine each interest rate applicable to Obligations, and a determination thereof by the Agent shall be conclusive and binding except in the case of manifest error.

         SECTION 2.5. MINIMUM BORROWING AMOUNTS. Each Borrowing of Base Rate Loans (other than Swingline Loans) shall be in an amount not less than $1,000,000 and in integral multiples of $500,000, PROVIDED that a Borrowing of Base Rate Loans applied to pay a Mandatory Borrowing pursuant to Section 2.2(b) hereof or a Reimbursement Obligation pursuant to Section 2.6(c) hereof shall be in an amount equal to such Mandatory Borrowing or Reimbursement Obligation. Each Borrowing of a Swingline Loan shall be in an amount not less than $100,000 and in integral multiples of $50,000. Each Borrowing of Eurodollar Loans shall be in an amount not less than $5,000,000 and in integral multiples of $1,000,000.

         SECTION 2.6. MANNER OF BORROWING LOANS AND DESIGNATING INTEREST RATES APPLICABLE TO LOANS.

         (a) NOTICE TO THE AGENT. The Borrower shall give notice to the Agent (and also to the Swingline Bank, in the case of Swingline Loans) by no later than 12:00 noon (Chicago time)

(i) at least three (3) Business Days before the date on which the Borrower requests the Banks to advance a Borrowing of Eurodollar Loans and (ii) no later than 10:00 a.m. (Chicago time) on the date the Borrower requests the Banks to advance a Borrowing of Loans comprised of Base Rate Loans or requests the Swingline Bank to make Swingline Loans. The Revolving Loans included in each such Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing of Revolving Loans or, subject to Section 2.5's minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower or, convert part or all of such Borrowing into Base Rate Loans, (ii) if such Borrowing is of Base Rate Loans (other than Swingline Loans), on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation, or conversion of a Borrowing of Loans to the Agent (and also to the Swingline Bank, in the case of Swingline Loans) by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of Loans comprised of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Eurodollar Loans into Base Rate Loans or of Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 noon (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation, or conversion of a Borrowing of Loans shall specify the date of the requested advance, continuation or conversion of such Borrowing (which shall be a Business Day), the amount of the requested Borrowing of Loans to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Agent (or the Swingline Bank, as the case may be) may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Agent (or the Swingline Bank, as the case may be) has acted in reliance thereon. There may be no more than five (5) different Interest Periods relating to Eurodollar Loans in effect at any one time. Notwithstanding anything contrary herein, each Swingline Loan shall be made and maintained as a Base Rate Loan and may not be converted into a Eurodollar Loan.

         Upon the occurrence and continuance of an Event of Default, each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan and (ii) the obligation of the Banks to make or continue, or to convert Loans into, Eurodollar Loans shall be suspended.

         (b) NOTICE TO THE BANKS. The Agent shall give prompt telephonic or telecopy notice to each Bank of any notice from the Borrower received pursuant to Section 2.6(a) above. The Agent shall give notice to the Borrower and each Bank by like means of the interest rate applicable to each Borrowing of Eurodollar Loans.

         (c) BORROWER'S FAILURE TO NOTIFY. Any outstanding Borrowing of Base Rate Loans shall, subject to Section Six hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Agent within the period required by
Section 2.6(a) that it intends to convert such Borrowing into a Borrowing of Eurodollar Loans or notifies the Agent within the period required by Section 2.9(a) that it intends to prepay such Borrowing. If the Borrower fails to give notice pursuant to Section 2.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and has not notified the Agent within the period required by Section 2.9(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be continued as a Borrowing of Eurodollar Loans with an Interest Period of one month, subject to Section Six hereof. In the event the Borrower fails to give notice pursuant to Section 2.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Agent by 10:00 a.m. (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such day in the amount of the Reimbursement Obligation then due, subject to Section Six hereof, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

         (d) DISBURSEMENT OF LOANS. Not later than 11:00 a.m. (Chicago time) on the date of any requested advance of a new Borrowing of Loans comprised of Eurodollar Loans, and not later than 12:00 noon (Chicago time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section Six hereof, each Bank (or the Swingline Bank, in the case of Swingline Loans) shall make available its Loan comprising part of such Borrowing in funds immediately available at the bank account of the Agent maintained in Chicago, Illinois (or such other place as specified in writing from time to time by the Agent) (or such bank account of the Borrower maintained in St. Paul, Minnesota as specified by the Borrower in writing to the Swingline Bank in the case of Swingline Loans), except to the extent such Borrowing is a reborrowing, in whole or in part, of the principal amount of a maturing Borrowing of Loans (a "REFUNDING BORROWING"), in which case each Bank (or the Swingline Bank, in the case of Swingline Loans) shall record the Loan made by it as a part of such Refunding Borrowing on its books and records or on a schedule to its Note, as provided in Section 2.11, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Loan through the proceeds of such new Loan. The Agent shall make available to the Borrower Revolving Loans, unless otherwise specified by the Borrower and agreed to in writing by the Agent, in such bank account of the Borrower in St. Paul, Minnesota as the Agent has previously agreed in writing to with the Borrower, in each case in the type of funds received by the Agent from the Banks.

         (e) AGENT RELIANCE ON BANK FUNDING. Unless the Agent shall have been notified by a Bank before the date on which such Bank is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Agent may assume that such Bank has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Agent, such Bank shall, on demand, pay to the Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Agent at a rate per annum equal to the Federal Funds Rate. If such amount is not received from such Bank by the Agent immediately upon demand, the Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan.

         SECTION 2.7. INTEREST PERIODS. The term "INTEREST PERIOD" means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans (including Swingline Loans), on the last Business Day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last Business Day of a calendar quarter) or (b) in the case of Eurodollar Loans, the date selected by the Borrower that is 1, 2 or 3 months thereafter; PROVIDED, HOWEVER, that:

                  (a) any Interest Period for a Borrowing of Base Rate Loans (including Swingline Loans) that otherwise would end after the Termination Date shall end on the Termination Date;

                  (b) for any Borrowing of Eurodollar Loans, the Borrower may not select an Interest Period that extends beyond the Termination Date;

                  (c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

                  (d) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

         SECTION 2.8. MATURITY OF LOANS. Unless an earlier maturity is provided for hereunder (whether by acceleration or otherwise), each Eurodollar Loan shall mature and become due and payable by the Borrower on the last day of the Interest Period applicable thereto and each Base Rate Loan (including Swingline Loans) shall mature and become due and payable by the Borrower on the Termination Date.

         SECTION 2.9. PREPAYMENTS. (a) The Borrower may prepay without premium or penalty and in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans (other than Swingline Loans), in an amount not less than $1,000,000 and integral multiples of $500,000 (in an amount not less than $100,000 and integral multiples of $50,000, in the case of Swingline Loans), (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $5,000,000 and integral multiples of $1,000,000 and (iii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 hereof remains outstanding) any Borrowing of Eurodollar Loans upon three Business Days' prior notice to the Agent or, in the case of a Borrowing of Base Rate Loans (including Swingline Loans), notice delivered to the Agent (and also to the Swingline Bank, in the case of Swingline Loans) no later than 10:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment. The Agent will promptly advise each Bank of any such prepayment notice it receives from the Borrower. Any prepayment of Eurodollar Loans shall be subject to
Section 2.12.

         (b) REBORROWINGS. Any principal amount of Loans paid or prepaid before the Termination Date (or the Swingline Expiry Date, in the case of Swingline Loans) may, subject to the terms and conditions of this Agreement, be borrowed again.

         (c) MANDATORY REPAYMENTS. (i) The Borrower shall repay the Loans, and, to the extent necessary after giving effect to such prepayment of Loans, provide cash collateral to be held pursuant to Section 8.4, to the extent the outstanding amount of Loans (including Swingline Loans) and L/C Obligations exceeds the Commitments then in effect. All such payments shall be subject to
Section 2.12.

         (ii) If at any time the Borrowing Base is less than the aggregate amount of Loans and L/C Obligations then outstanding (such amount being referred to as the "SHORTFALL AMOUNT"), then the Borrower shall, within three Business Days of the occurrence of such circumstance, repay Loans in an amount equal to the Shortfall Amount (such repayment to be subject to Section 2.12 hereof) and, to the extent there remains a Shortfall Amount after giving effect to such repayment of Loans, provide cash collateral to be held pursuant to Section 8.4 such that after giving effect thereto no Shortfall Amount remain. If there exists a Shortfall Amount and (A) no other Event of Default has then occurred and is continuing and (B) the Borrower does not so repay the Loans or provide cash collateral in an amount sufficient such that after giving effect thereto no Shortfall Amount remains, the Agent may, and shall at the request of the Required Banks, terminate the Commitments in whole, declare all Loans and all other Obligations to be immediately due and payable.

         SECTION 2.10. DEFAULT RATE. If any payment of principal on any Loan is not made when due (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

                  (a) for any Base Rate Loan (including Swingline Loans), the sum of two percent (2%) plus the Base Rate from time to time in effect; and

                  (b) for any Eurodollar Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Base Rate from time to time in effect.


         SECTION 2.11. THE NOTES. All Revolving Loans made to the Borrower by a Bank shall be evidenced by a single promissory note of the Borrower issued to such Bank in the form of Exhibit A-1 hereto (each a "REVOLVING NOTE" and collectively the "REVOLVING NOTES"), each such Note to be payable to the order of the applicable Bank in the amount of its Commitment; PROVIDED that Swingline Loans made to the Borrower by the Swingline Bank shall be evidenced by a single promissory note of the Borrower issued to such Bank in the form of Exhibit A-2 (the "SWINGLINE NOTE").

         Each Bank shall record on its books and records or on a schedule to the appropriate Note the amount of each Loan advanced, continued, or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be PRIMA FACIE evidence as to all such matters; PROVIDED, HOWEVER, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Bank and upon such Bank tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such Bank to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

         SECTION 2.12. FUNDING INDEMNITY. If any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank but excluding any Applicable Margin) as a result of:

                  (a) any payment (whether by acceleration or otherwise), prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

                  (b) any failure (because of a failure to meet the conditions of Section Six or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.6(a) or established pursuant to Section 2.6(c) hereof,

                  (c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

                  (d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive absent manifest error.

         SECTION 2.13. COMMITMENT TERMINATIONS. The Borrower shall have the right at any time and from time to time (but up to only once per one calendar quarter), upon five (5) Business Days' prior written notice to the Agent, to terminate the Commitments without premium or penalty, in whole or in part, any partial termination to be (i) in an amount not less than $3,000,000 and integral multiples of $1,000,000 in excess thereof, and (ii) allocated ratably among the Banks in proportion to their respective Percentages, PROVIDED that the Commitments may not be reduced to an amount less than the sum of the amount of all Loans (including Swingline Loans) and all L/C Obligations then outstanding. The Borrower shall have the right at any time and from time to time (but up to only once per one calendar quarter), by notice to the Agent, to terminate the L/C Facility Limit without premium or penalty, in whole or in part, PROVIDED THAT the L/C Facility Limit may not be reduced to an amount less than the L/C Obligations then outstanding. Any such termination of the L/C Facility Limit shall not reduce the Commitments unless the Borrower elects to do so in the manner provided in the preceding sentence. The Agent shall give prompt notice to each Bank of any such termination of Commitments or of any termination of the L/C Facility Limit. Any termination of Commitments or the L/C Facility Limit pursuant to this Section 2.13 may not be reinstated.

         SECTION 2.14. EXTENSION OF COMMITMENTS. On the first and second anniversary of the Effective Date, the Borrower may request in writing that the Banks extend the initial Termination Date for up to one additional year and the Banks shall thereupon perform their own credit analysis of the Borrower and advise the Borrower and the Agent as to whether they are prepared to grant such an extension and if so on what terms. In the event all of the Banks honor the request for such an extension, they shall so notify the Borrower and the Borrower shall then execute such instruments and documents as the Agent may reasonably require in order to effect the extension requested.

SECTION 3.    FEES.

         SECTION 3.1. FEES.

         (a) COMMITMENT FEE. For the period from the Effective Date to and including the Termination Date, the Borrower shall pay to the Agent for the ratable account of the Banks in accordance with their Percentages a commitment fee accruing at a rate per annum equal to the Commitment Fee Rate on the average daily amount of the unused Commitments. Such commitment fee is payable in arrears on the last Business Day of each calendar quarter and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination. For the purpose of calculating a commitment fee, outstanding Swingline Loans shall not be deemed a usage of the Commitments.


         (b) LETTER OF CREDIT FEES. (i) The Borrower shall pay to the Agent for the ratable account of the Banks in accordance with their Percentages, letter of credit fees with respect to each Letter of Credit at a rate per annum equal to the L/C Fee Rate on the maximum undrawn amount of such Letter of Credit on any day on which such Letter of Credit is issued or the amount thereof is increased (as to the amount so increased) and at the beginning of each quarterly period computed and payable on such day and, thereafter, on a quarterly basis in advance on the first Business Day of each calendar quarter.

         (ii) The Borrower shall pay to the Issuing Agent, for the account of such Issuing Agent, a letter of credit fronting fee for each Letter of Credit issued by such Issuing Agent at the rate per annum equal to the rate set forth in the Fee Letter on the maximum undrawn amount of such Letter of Credit on any day on which such Letter of Credit is issued or the amount thereof is increased (as to the amount so increased) and at the beginning of each quarterly period computed and payable on such day and, thereafter, on a quarterly basis in advance on the first Business Day of each calendar quarter.

         (iii) The letter of credit fees payable under Section 3.1(b)(i) and the fronting fees payable under Section 3.1(b)(ii) shall be due and payable on any day on which each Letter of Credit is issued or the amount thereof is increased (as to the amount so increased) and, thereafter, quarterly in advance on the first Business Day of each calendar quarter during which such Letter of Credit is outstanding, commencing on the first such date to occur after the Effective Date. All letter of credit fees and fronting fees are non-refundable.

         (iv) The Borrower shall pay to the Issuing Agent, for the account of the Issuing Agent, from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Agent relating to letters of credit as from time to time in effect and evidenced by a reasonably detailed statement.

         (c) OTHER FEES. The Borrower shall pay to the Agent and the Documentation Agent, the fees agreed to between the Agent, the Documentation Agent and the Borrower in the Fee Letter or as otherwise agreed in writing between them.

         (d) FEE CALCULATIONS. All fees payable under this Agreement shall be payable in U.S. Dollars and shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. All determinations of the amount of fees owing hereunder (and the components thereof, including without limitation the leverage ratio) shall be made by the Agent and shall be conclusive absent manifest error.

SECTION 4.    PLACE AND APPLICATION OF PAYMENTS; GUARANTEES AND COLLATERAL.

         SECTION 4.1. PLACE AND APPLICATION OF PAYMENTS. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other amounts payable by the Borrower under this Agreement, shall be made by the Borrower to the Agent by no later than

2:00 p.m. (Chicago time) on the due date thereof at the bank account of the Agent maintained in Chicago, Illinois (or such other location as the Agent may designate to the Borrower) or, if such payment is on a Reimbursement Obligation, no later than provided by Section 2.3(c) hereof. Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made free and clear of, and without deduction for, any set-off, counterclaim, levy or any other deduction of any kind in U.S. Dollars, in immediately available funds at the place of payment. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or applicable fees to the Banks in accordance with their respective Percentages and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

         SECTION 4.2. GUARANTEES. Payment of the Loans and all other Obligations shall at all times remain guaranteed by each Subsidiary (except Immaterial Subsidiaries) of the Borrower on the terms and conditions set forth in the Guarantees, by virtue of such Subsidiary's execution of the Guarantees.

         SECTION 4.3. COLLATERAL. The Obligations shall be secured by valid, perfected (subject to the proviso appearing at the end of this sentence) and enforceable Liens on all of the Borrower's and each Subsidiary's (i) Receivables (as defined in the Security Agreement) and (ii) Pledged Revenue Equipment (collectively, the "COLLATERAL"); PROVIDED, HOWEVER, if any such Pledged Revenue Equipment is replaced in accordance with Section 7.10 hereof, the Borrower shall promptly add such Revenue Equipment acquired as a result thereof as additional Collateral hereunder. The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Collateral Agent for the benefit of itself, the Banks, the Issuing Agent and such other parties in connection with Liens permitted pursuant to Sections 7.18(f) and (g) hereof and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the immediately preceding sentence, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Agent.

         SECTION 4.4. FURTHER ASSURANCES. The Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of the Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Subsidiary forms or acquires any other Subsidiary after the date hereof, the Borrower shall within 10 Business Days of such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Agent may then required, and the Borrower shall also deliver to the Agent, or cause such Subsidiary to deliver to the Agent, at the Borrower's cost and expense, such other instruments, documents, certificates and opinions reasonably required by the Agent in connection therewith.

SECTION 5.    REPRESENTATIONS AND WARRANTIES.

         The Borrower hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, as follows:

         SECTION 5.1. CORPORATE ORGANIZATION AND AUTHORITY. The Borrower is duly organized and existing in good standing under the laws of the State of Minnesota, has all necessary corporate power to carry on its present business; and is duly licensed or qualified and, in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would reasonably be expected to have a Material Adverse Effect. The Borrower's organizational registration number (if any) is [41-1386925].

         SECTION 5.2. SUBSIDIARIES. Schedule 5.2 (as updated from time to time pursuant to Section 7.1) hereto identifies each Subsidiary, the jurisdiction of its incorporation, the percentage of issued and outstanding shares of each class of its capital stock owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding. Each Subsidiary is duly incorporated and existing in good standing as a corporation under the laws of the jurisdiction of its incorporation, has all necessary corporate power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would have a Material Adverse Effect. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable. As of the Effective Date, such shares owned by the Borrower are owned beneficially, and of record, free of any Lien.

         SECTION 5.3. CORPORATE AUTHORITY AND VALIDITY OF OBLIGATIONS. Each of the Credit Parties has full right and authority to enter into, and to perform all of its obligations under, each of the Credit Documents to which it is a party, and in the case of the Borrower to make the borrowings herein provided for, to issue its Notes in evidence thereof and to apply for the issuance of the Letters of Credit. Each Credit Document to which it is a party has been duly authorized, executed and delivered by each Credit Party and constitutes valid and binding obligations of such Credit Party enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles. No Credit Document, nor the performance or observance by the Credit Party party thereto of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of such Credit Party or any material Contractual Obligation of or affecting such Credit Party or any of its Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower.

         SECTION 5.4. FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. All financial statements heretofore delivered to the Banks showing historical performance of the Borrower for each of the fiscal years ending on or before December 31, 2000, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. Each of such financial statements fairly presents on a consolidated basis the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby.

The Borrower and its Subsidiaries included in such financial statements have no material contingent liabilities other than those disclosed in such financial statements referred to in this Section 5.4 or in comments or footnotes thereto, or in any report supplementary thereto, heretofore furnished to the Banks. Since June 30, 2001, there has been no Material Adverse Effect.

         SECTION 5.5. NO LITIGATION; NO LABOR CONTROVERSIES. (a) Except as set forth on Schedule 5.5, there is no litigation or governmental proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary in which there is a reasonable probability of an adverse determination that would reasonably be expected to have a Material Adverse Effect.

         (b) Except as set forth on Schedule 5.5, there are no labor controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

         SECTION 5.6. TAXES. The Borrower and its Subsidiaries have filed all United States federal tax returns, and all other material tax returns, required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Borrower and its Subsidiaries taken as a whole. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate.

         SECTION 5.7. APPROVALS. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any Subsidiary or from any other Person, is necessary to the valid execution, delivery or performance by the Credit Parties of any Credit Document to which it is a party.

         SECTION 5.8. ERISA. With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and with the Code to the extent applicable to it and has not incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any material contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA or state continuation laws. All current employees of the Borrower or its Subsidiaries who were covered under any employee pension benefit plan maintained by North Star Transport, Inc. prior to July 1, 1998 are now covered by a Plan of either the Borrower or one of its Subsidiaries.

         SECTION 5.9. GOVERNMENT REGULATION. Neither the Borrower nor any Subsidiary is an "INVESTMENT COMPANY" within the meaning of the Investment Company Act of 1940, as amended, or a "HOLDING COMPANY", or a "SUBSIDIARY COMPANY" of a "HOLDING COMPANY", or an "AFFILIATE" of a "HOLDING COMPANY" or of a "SUBSIDIARY COMPANY" of a "HOLDING COMPANY", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 5.10. MARGIN STOCK; USE OF PROCEEDS. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock ("MARGIN STOCK" to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The proceeds of the Loans and Letters of Credit are to be used solely for the purposes set forth in and permitted by Section 7.9. The Borrower will not use the proceeds of any Loan or Letter of Credit in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

         SECTION 5.11. LICENSES AND AUTHORIZATIONS; COMPLIANCE WITH LAWS. (a) The Borrower and each of its Subsidiaries (i) has all necessary licenses, permits and governmental authorizations to own and operate its Properties and to carry on its business as currently conducted and contemplated and (ii) is in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

         (b) In the ordinary course of its business, the Borrower and its Subsidiaries conduct an ongoing review of the effect of Environmental and Health Laws on the Properties and all aspects of the business and operations of the Borrower and its Subsidiaries in the course of which the Borrower identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of Properties currently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with standards imposed by law and any actual or potential liabilities to third parties, including employees or governmental entities, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental and Health Laws are unlikely to have a Material Adverse Effect.

         (c) Neither the Borrower nor any Subsidiary has given, nor is it required to give, nor has it received, any written notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any governmental entity or in connection with any court proceeding that would reasonably be expected to have a Material Adverse Effect claiming that: (i) the Borrower or any Subsidiary has violated, or is about to violate, any Environmental and Health Law; (ii) there has been a release, or there is a threat of release, of Hazardous Materials from the Borrower's or any Subsidiary's Property, facilities, equipment or vehicles; (iii) the Borrower or any Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of Hazardous Materials; or (iv) any of the Borrower's or any Subsidiary's Property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any Environmental and Health Law arising from, or costs incurred by such governmental entity in response to, a release of a Hazardous Materials.

         SECTION 5.12. OWNERSHIP OF PROPERTY. The Borrower and each Subsidiary has good title to or valid leasehold interests in all its Property free and clear of material Liens except as permitted hereby or as set forth in Schedule 5.12.

         SECTION 5.13. COMPLIANCE WITH AGREEMENTS. To the best knowledge of the Borrower, neither the Borrower nor any Subsidiary is in default of any Contractual Obligation which could reasonably be expected to cause a Material Adverse Effect.

         SECTION 5.14. FULL DISCLOSURE. All information (except projections and forecasts provided in good faith and based on reasonable estimates as to which no representation is made) heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true and accurate in all material respects and not misleading in any material respect on the date as of which such information is stated or certified, considered as a whole and in light of the circumstances under which it was furnished.

         SECTION 5.15. SOLVENCY. On and as of the Effective Date, (a) the sum of the assets, at a fair valuation, of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) will exceed the debts of the Borrower (on a stand-alone basis) or the Borrower and its Subsidiaries (taken as a whole), as applicable; (b) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) have not incurred and do not intend to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature; and (c) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) will have sufficient capital and assets with which to conduct their businesses. For purposes of this Section 5.15 "DEBT" means any liability on a claim, and "CLAIM" means (i) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         SECTION 5.16. CAPITALIZATION. On the Effective Date, the authorized and issued capital stock of the Borrower and its Subsidiaries shall be as set forth on Schedule 5.16. All outstanding shares of capital stock of the Borrower have been duly and validly issued, and are fully paid and nonassessable. The Borrower and its Subsidiaries do not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, except as set forth on Schedule 5.16.

SECTION 6.    CONDITIONS PRECEDENT.

         The obligation of each Bank to advance, continue, or convert any Loan, or of the Issuing Agent to issue, extend the expiration date (including by not giving notice of nonrenewal) of or increase the amount of any Letter of Credit or of the Swingline Bank to make any Swingline Loan, shall be subject to the following conditions precedent:

         SECTION 6.1. INITIAL CREDIT EVENT. Before or concurrently with the initial Credit Event:

                  (a) The Agent shall have received for each Bank the favorable written opinion of Robins, Kaplan, Miller & Ciresi LLP, counsel to the Borrower in form and substance acceptable to the Banks;

                  (b) The Agent shall have received for each Bank copies of (i) the Articles of Incorporation, together with all amendments, and a certificate of good standing, for each Credit Party, both certified as of a date not earlier than 20 days prior to the date hereof by the appropriate governmental officer of such Credit Party's jurisdiction of incorporation and (ii) such Credit Party's bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or an Assistant Secretary;

                  (c) The Agent shall have received for each Bank copies of resolutions of each Credit Party's Board of Directors authorizing the execution and delivery of the Credit Documents to which it is a party and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on such Credit Party's behalf, all certified in each instance by its Secretary or Assistant Secretary;

                  (d) The Agent shall have received (i) sufficient copies for each Bank of duly executed originals of the Credit Documents (other than the Notes), (ii) for each Bank such Bank's duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.11 hereof and (iii) UCC financing statements to be filed against the Borrower and each Subsidiary, as debtor, in favor of the Collateral Agent, as secured party;

                  (e) The Agent shall have received for each Bank a list of the Borrower's Authorized Representatives, a Borrowing Base Confirmation showing the Borrowing Base as of not earlier than August 31, 2001 and such other documents as any Bank may reasonably request; and

                  (f) The Agent shall have received the Appraisal;

                  (g) The Borrower shall request an amount hereunder sufficient to repay the obligations held by the Terminating Banks under the Prior Credit Agreement, and the Borrower consents to the termination of the Commitments of each Terminating Bank; and

                  (h) All legal matters incident to the execution and delivery of the Credit Documents shall be satisfactory to the Banks and each of the Agent, the Documentation Agent and the Banks has received all fees and other amounts due payable by the Borrower on or before the Effective Date.

         SECTION 6.2. ALL CREDIT EVENTS. As of the time of each Credit Event:

                  (a) In the case of a Borrowing, the Agent shall have received the notice required by Section 2.6, and in the case of the issuance of any Letter of Credit the Issuing Agent shall have received the notice required by Section 2.3(b) and a duly completed Application for a Letter of Credit and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Issuing Agent;

                  (b) Each of the representations and warranties set forth in
         Section 5 hereof shall be and remain true and correct in all material respects as of said time, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date;

                  (c) No Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

                  (d) After giving effect to the Credit Event the aggregate amount of all Loans (including Swingline Loans) and L/C Obligations shall not exceed the lesser of (i) the Commitments then in effect and
         (ii) the Borrowing Base as determined by the Agent; and

                  (e) Such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to any Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System).

         Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (b)-(e) of this Section 6.2.

         SECTION 6.3. POST-CLOSING ITEMS. Within 90 days from the date hereof, the Agent shall have received financial statement, tax and judgment lien search results against the Property of the Borrower and each Subsidiary evidencing the absence of material Liens on its Property except as permitted by Section 7.18 hereof.

         SECTION 6.4. DETERMINATIONS UNDER SECTION 6.1. For purposes of determining compliance with the conditions specified in Section 6.1, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Bank prior to the Effective Date specifying its objection thereto.

SECTION 7.    COVENANTS.

         The Borrower covenants and agrees that, so long as any Note (including any Swingline Note) or any L/C Obligation is outstanding hereunder, or any Commitment is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

         SECTION 7.1. CORPORATE EXISTENCE; SUBSIDIARIES. The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, subject to the provisions of Section 7.10 hereof. As a condition to establishing or acquiring any Subsidiary (except Immaterial Subsidiaries) or if any Immaterial Subsidiary fails to continue to qualify as an Immaterial Subsidiary, unless the Required Banks otherwise agree, the Borrower shall, promptly after the establishment or acquisition (or such failure) thereof, (i) cause such Subsidiary to execute a Guarantee, (ii) cause such Subsidiary to deliver documentation similar to that described in Sections 6.1(b) and (c) relating to the authorization for, execution and delivery of, and validity of such Subsidiary's obligations as a Guarantor under the Guarantee in form and substance satisfactory to the Agent and (iii) deliver an updated Schedule 5.2 to reflect the new Subsidiary. The Borrower shall not change its state of organization without the Agent's prior written consent.

         SECTION 7.2. MAINTENANCE. The Borrower will maintain, preserve and keep its plants, Properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, Properties and equipment shall be reasonably preserved and maintained, and the Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it.

         SECTION 7.3. TAXES. The Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all material taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower.

         SECTION 7.4. ERISA. The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Agent of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor,
(iii) its or any of its Subsidiaries' intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which would reasonably be expected to result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit.


         SECTION 7.5. INSURANCE. The Borrower will insure, and keep insured, and will cause each of its Subsidiaries to insure, and keep insured, with good and responsible insurance companies, all insurable Property owned by it of a character usually insured by companies similarly situated and operating like Property. To the extent usually insured (subject to self-insured retentions) by companies similarly situated and conducting similar businesses, the Borrower will also insure, and cause each of its Subsidiaries to insure, employers' and public and product liability risks with good and responsible insurance companies. The Borrower will upon request of any Bank furnish to such Bank a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 7.5.

         SECTION 7.6. FINANCIAL REPORTS AND OTHER INFORMATION. (a) The Borrower will maintain a system of accounting in accordance with GAAP and will provide sufficient copies to the Agent to furnish to the Banks which the Agent shall promptly forward to the Banks:

                  (i) within 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower's financial statements for such fiscal year, including the consolidated balance sheet of the Borrower for such year and the related statement of income and statement of cash flow, as certified by independent public accountants of recognized national standing selected by the Borrower in accordance with GAAP with such accountants' opinion (such opinion to be unqualified) to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                  (ii) promptly upon the filing thereof (if any), copies of all registration statements, Form 10-K, Form 10-Q and Form 8-K reports and proxy statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any successor agency;

                  (iii) on or before the 20th day of each month (and concurrent with the delivery of the Borrowing Base Confirmation delivered pursuant to Section 7.6(a)(iv)), a consolidated unaudited balance sheet of the Borrower, and the related statement of income and statement of cash flow, as of the close of, and for, each calendar month, all of the foregoing prepared by the Borrower in reasonable detail in accordance with GAAP and certified by the Borrower's President, chief financial officer or corporate controller as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby;

                  (iv) as soon and frequently as available, and in any event at least monthly and within 20 days of the end of each calendar month, a Borrowing Base Confirmation showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of the period covered thereby, together with such other information as is therein required, prepared by the Borrower and certified to by the President, chief financial officer or corporate controller of the Borrower; provided that, during the continuation of any Default or Event of Default, the Borrower will provide the foregoing Confirmation and information as often and in detail as requested by the Agent or the Required Banks; and

                  (v) promptly after the sending or filing thereof, copies of all other regular, periodic and special reports and all registration statements the Borrower files with the SEC or any successor thereto, or with any national securities exchanges.

         (b) Each financial statement furnished to the Banks pursuant to subsection (i) of this Section 7.6 shall be accompanied by a written certificate in the form attached hereto as Exhibit D signed by the Borrower's President, chief financial officer or corporate controller to the effect that no Default or Event of Default has occurred and is continuing during the period covered by such statements or, if any such Default or Event of Default has occurred and is continuing during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same.

         (c) The Borrower will promptly (and in any event within three Business Days after the President, chief executive, operation or financial officer or corporate controller of the Borrower has knowledge thereof) give notice to the Agent and each Bank:

                  (i) of the occurrence of any Default or Event of Default;

                  (ii) of any default or event of default under any Contractual Obligation (which would reasonably be expected to have a Material Adverse Effect) of the Borrower or any of its Subsidiaries;

                  (iii) of a Material Adverse Effect;

                  (iv) of the institution of any litigation or governmental proceeding of the type required to be described in Section 5.5 hereof;

                  (v) of any material change in the information set forth on the Schedules hereto; and

                  (vi) of any material change in accounting practices and of any change in depreciation methods with respect to Revenue Equipment.

         SECTION 7.7. BANK INSPECTION RIGHTS. Upon reasonable notice from the Agent or the Required Banks, the Borrower will, at the Borrower's expense, permit the Agent or such Required Banks (and such Persons as the Agent or any such Bank may designate) during normal business hours to visit and inspect, under the Borrower's guidance, any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, all at such reasonable times and as often as may be reasonably requested.

         SECTION 7.8. CONDUCT OF BUSINESS. Neither the Borrower nor any Subsidiary will engage in any line of business if, as a result, the general nature of the business of either the Borrower or the Borrower and its Subsidiaries taken as a whole would be substantially changed from that conducted on the date hereof.

         SECTION 7.9. USE OF PROCEEDS; REGULATION U. The proceeds of each Borrowing, and the credit provided by Letters of Credit, will be used by the Borrower for (i) payment of the obligations held by the Terminating Banks under the Prior Credit Agreement, (ii) working capital purposes, (iii) capital expenditures including revenue equipment financing, (iv) general corporate purposes, including non-hostile acquisitions. The Borrower will not use any part of the proceeds of any of the Borrowings or of the Letters of Credit directly or indirectly to purchase or carry any margin stock (as defined in Section 5.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         SECTION 7.10. MERGERS, CONSOLIDATIONS AND SALES. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation; or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property, including as a part of a sale and leaseback transaction, or in any event, sell or discount (with or without recourse) any of its notes or accounts receivable; PROVIDED, HOWEVER, that this Section shall not apply to nor operate to prevent (i) the Borrower being a party to any merger where the Borrower is the surviving Person if, after giving effect to such merger, no Default or Event of Default would then exist, (ii) any Subsidiary (a) merging into another Subsidiary or the Borrower or (b) being a party to any merger which does not involve the Borrower or another Subsidiary where such Subsidiary is the surviving Person if, after giving effect to such merger, no Default or Event of Default would then exist, (iii) the Borrower or any Subsidiary from selling its inventory, rendering its services or trading in its equipment in the ordinary course of its business and (iv) the Borrower from selling the real estate located at 1769 Yankee Doodle Road, Eagan, Minnesota 55121 the net proceeds of which shall be applied to the Replacement Promissory Notes subject only to the following conditions at the time of payment: that the Borrower (x) shall not have voluntarily or involuntarily entered into bankruptcy proceedings, failed to pay or admitted in writing its ability to pay its debts generally as they become due, made an assignment for the benefit of creditors, applied for or acquiesced in the appointment of a receiver or taken any corporate action in furtherance of any of the foregoing, (y) shall not be in default in the payment when due of any principal, interest or fees under the this Agreement beyond the expiration of any applicable notice and cure period and (z) shall have a net worth equal to or greater than $78,500,000.

         As used in this Section 7.10, a sale, lease, transfer or disposition of Property shall be deemed to be of a "substantial part" of Property of the Borrower and its Subsidiaries if the book value of such Property, when added to the book value of all other Property sold, leased, transferred or disposed of by the Borrower and its Subsidiaries (other than in the ordinary course of business) during the same calendar year, exceeds five percent (5%) of the consolidated assets of the Borrower and its Subsidiaries determined as of the end of the immediately preceding calendar year.

         SECTION 7.11. USE OF PROPERTY AND FACILITIES; ENVIRONMENTAL AND HEALTH AND SAFETY LAWS. (a) The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all Environmental and Health Laws applicable to or pertaining to the Properties or business operations of the Borrower or any Subsidiary of the Borrower, except where failure to comply would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrower will not, and will not permit any Person within its control to, except in accordance with applicable law, dispose of any Hazardous Material into, onto or upon any real property owned or operated by the Borrower or any of its Subsidiaries.

         (b) The Borrower will promptly provide the Banks with copies of any notice or other instrument of the type described in Section 5.11(c) hereof, and in no event later than five (5) Business Days after the President, chief executive, operation or financial officer or corporate controller of the Borrower receives such notice or instrument.

         SECTION 7.12. DIVIDENDS AND OTHER SHAREHOLDER DISTRIBUTIONS. The Borrower shall not declare or pay any dividends or make a distribution of any kind (including by redemption or purchase), other than dividends in the form of the Borrower's stock, on its outstanding capital stock; PROVIDED, that so long as no Default or Event of Default exists prior to or would result after giving effect such action, the Borrower may declare and pay dividends or make distributions of any kind (including by redemption or purchase) in an aggregate amount not to exceed $2,000,000 during the time period from and including June 30, 2001 to and including the Termination Date.

         SECTION 7.13. COMPLIANCE WITH LAWS. Without limiting any of the other covenants of the Borrower in this Section Seven, the Borrower will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

         SECTION 7.14. NET WORTH. The Borrower shall, at the end of each Test Period, maintain Net Worth at the end of such Test Period at not less than the sum of (i) $68,000,000 plus (ii) 75% of Consolidated Net Income for the cumulative period commencing July 1, 2001 and ending at the end of such Test Period (without taking into account any deficit in Consolidated Net Income).

         SECTION 7.15. CONSOLIDATED FUNDED INDEBTEDNESS TO CONSOLIDATED EBITDAR. The Borrower shall, at the end of each Test Period, maintain a ratio of Consolidated Funded Indebtedness to Consolidated EBITDAR as follows: (i) for each Test Period through and including December 31, 2001, such ratio may not be more than 3.0 to 1.00; (ii) for each Test Period thereafter through and including June 30, 2002, such ratio may not be more than 2.75 to 1.00 and (iii) for each Test Period thereafter, such ratio may not be more than 2.50 to 1.00.

         SECTION 7.16. MINIMUM CASH FLOW COVERAGE. The Borrower shall, at the end of such Test Period, maintain a ratio of (i) Consolidated EBITDAR LESS all taxes paid in cash during such Test Period LESS Cash Capex LESS Earnings-Based Payments PLUS Net Proceeds from Asset Sales to (ii) Consolidated Interest and Rental Expense PLUS CMLTD which shall be not less than 1.25 to 1.0.

         SECTION 7.17. INDEBTEDNESS. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness; PROVIDED, HOWEVER, that the foregoing shall not restrict nor operate to prevent:

                  (a) the Obligations of the Borrower and its Subsidiaries from time to time owing to the Banks under this Agreement;

                  (b) in addition to the Indebtedness permitted by Section 7.17(c) below, purchase money indebtedness and Capitalized Lease Obligations secured by Liens permitted by Section 7.18(c) hereof;

                  (c) existing Indebtedness of the Borrower and its Subsidiaries in respect of outstanding secured revenue equipment debt as set forth on Schedule 7.17(c) hereto and which shall amortize or be prepaid according to the amortization listed on such Schedule;

                  (d) other existing Indebtedness of the Borrower and its Subsidiaries set forth on Schedule 7.17(d);

                  (e) Indebtedness of the Borrower up to $13,000,000 with respect to the synthetic lease transaction in connection with the Borrower's acquisition and construction of its corporate headquarters in Eagan, Minnesota;

                  (f) the indebtedness evidenced by the Replacement Promissory Notes; and

                  (g) Indebtedness of the Borrower not to exceed $1,500,000 in connection with liability arising out of the processing of incoming and outgoing transfer of funds by automatic clearing house transfer, wire transfer, or otherwise pursuant to agreement or overdraft and related cash management services afforded to Borrower or any of its Subsidiaries by any Bank or affiliate of any Bank.

         SECTION 7.18. LIENS. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Borrower or any Subsidiary; PROVIDED, HOWEVER, that the foregoing shall not apply to nor operate to prevent:

                  (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

                  (b) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

                  (c) Liens on property of the Borrower or any of its Subsidiaries created solely for the purpose of securing indebtedness permitted by Section 7.17(b) hereof, representing or incurred to finance, refinance or refund the purchase price of Property, PROVIDED that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

                  (d) Liens as set forth in Schedule 5.12;

                  (e) Liens in favor of the Collateral Agent for the Banks under the Security Agreement;

                  (f) Liens in connection with Indebtedness permitted by Section 7.17(e) on a pari passu basis with the liens granted under the Security Agreement, LIMITED, HOWEVER, to an amount not to exceed $2,000,000; and

                  (g) Liens in connection with Indebtedness permitted pursuant to Section 7.17(g) on a PARI-PASSU basis with the liens granted under the Security Agreement.

         SECTION 7.19. INVESTMENTS, ACQUISITIONS, LOANS, ADVANCES AND GUARANTIES. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; PROVIDED, HOWEVER, that the foregoing shall not apply to nor operate to prevent:

                  (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, PROVIDED that any such obligations shall mature within one year of the date of issuance thereof;

                  (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;

                  (c) investments in certificates of deposit issued by any commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

                  (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

                  (e) existing equity investments in Subsidiaries of the Borrower;

                  (f) guaranty by the Subsidiaries pursuant to the Guarantees;

                  (g) acquisitions of all or substantially all of the assets or business of any other Person engaged in the same or similar business as the Borrower or any of its Subsidiaries, or of a division of a Person engaged in such a business, or of all or substantially all the Voting Stock of a Person, so long as (i) no Default or Event of Default exists or would exist after giving effect to such acquisition, (ii) the Board of Directors or other governing body of such Person whose Property or Voting Stock is being so acquired has approved the terms of such acquisition, (iii) the Borrower can demonstrate that (on a PRO FORMA basis as to Section 7.15) after giving effect to such acquisition it will continue to comply through the term of this Agreement with all the terms and conditions of the Credit Documents, (iv) consideration (cash and non-cash) for such acquisition does not exceed $10,000,000 and (v) the Borrower has provided to the Banks such financial and other information regarding the Person whose Property or Voting Stock is being so acquired, including historical financial statements, and a description of such Person, as the Agent or the Required Banks have reasonably requested; and

                  (h) guarantees by the Borrower of loans made to independent truck drivers leasing or contracting for equipment and services with the Borrower up to a maximum principal amount of $1,000,000 at any one time outstanding.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 7.19, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

SECTION 8.    EVENTS OF DEFAULT AND REMEDIES.

         SECTION 8.1. EVENTS OF DEFAULT. Any one or more of the following shall constitute an Event of Default:

                  (a) (i) default in the payment when due of the principal amount of any Loan or of any Reimbursement Obligation or (ii) default in the payment when due of fees, interest or of any other Obligation;

                  (b) default by the Borrower in the observance or performance of any covenant set forth in Section 7.10, 7.12, 7.14 through and including Section 7.19 hereof;

                  (c) default by the Borrower in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof shall have been given to the Borrower by the Agent;

                  (d) (i) failure to pay when due Indebtedness in an aggregate principal amount of $2,000,000 or more of the Borrower or any Subsidiary or (ii) default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount of $2,000,000 or more may be issued or created and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof;

                  (e) any representation or warranty made herein or in any other Credit Document by a Credit Party, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by a Credit Party, or in connection with any Credit Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

                  (f) the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency not dismissed or fully bonded within 90 days, (ii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action (such as the passage by the Borrower's board of directors of a resolution) in furtherance of any matter described in parts (i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(g) hereof;

                  (g) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any material Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 8.1(f)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) days;

                  (h) the Borrower or any Subsidiary shall fail within forty-five (45) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $2,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;

                  (i) the Borrower or any other member of the Controlled Group shall fail to pay when due an amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $2,000,000 (collectively, a "MATERIAL PLAN") shall be filed under Title IV of ERISA by the Borrower or any Subsidiary or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

                  (j) Borrower's or any Subsidiary's obligations under any Credit Document ceases to be in full force and effect, any Guarantor or any Person acting on behalf of such Guarantor shall deny, disaffirm or repudiate such Guarantor's obligations under the Guarantees, or an event of default occurs and remains unremedied for 30 days under any of the Credit Documents;

                  (k) a Change of Control shall occur; or

                  (l) the Obligations shall cease to rank at least PARI PASSU in right of payment with all other senior unsecured obligations of the Borrower.

         SECTION 8.2. NON-BANKRUPTCY DEFAULTS. When any Event of Default other than those described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Agent shall, by written notice to the Borrower, if so directed by the Required Banks: (a) terminate the remaining Commitments and all other obligations of the Banks hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind; and (c) demand that the Borrower immediately pay to the Agent, subject to Section 8.4, the full amount then available for drawing under each or any

Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Agent, for the benefit of the Banks, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Agent, after giving notice to the Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

         SECTION 8.3. BANKRUPTCY DEFAULTS. When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Agent, subject to Section 8.4, the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging that the Banks would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Banks, and the Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

         SECTION 8.4. COLLATERAL FOR UNDRAWN LETTERS OF CREDIT. (a) If the payment or prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Sections 2.3(b), 2.3(c), 8.2,
8.3 or otherwise, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Agent as provided in subsection (b) below.

         (b) All amounts prepaid pursuant to subsection (a) above shall be held by the Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the "ACCOUNT") as security for, and for application by the Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Issuing Agent, and to the payment of the unpaid balance of any Loans and all other Obligations. The Account shall be held in the name of and subject to the exclusive dominion and control of the Agent for the benefit of the Agent, the Issuing Agent and the Banks. If and when requested by the Borrower, the Agent shall invest funds held in the Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, PROVIDED that the Agent is irrevocably authorized to sell investments held in the Account when and as required to make payments out of the Account for application to amounts due and owing from the Borrower to the Agent, the Issuing Agent or Banks; PROVIDED, HOWEVER, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Agent shall repay to the Borrower any remaining amounts held in the Account.

         SECTION 8.5. EXPENSES. The Borrower agrees to pay to the Agent, the Documentation Agent, the Issuing Agent and each Bank, and any other holder of any Note outstanding hereunder, all costs and expenses incurred or paid by the Agent, the Documentation Agent, the Issuing Agent or such Bank or any such holder, including attorneys' fees (including those fees and costs attributable to in-house attorneys) and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Credit Documents.

SECTION 9.    CHANGE IN CIRCUMSTANCES.

         SECTION 9.1. CHANGE OF LAW. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain Eurodollar Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower and such Bank's obligations to make or maintain Eurodollar Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; PROVIDED, HOWEVER, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Bank by means of Base Rate Loans from such Bank, which Base Rate Loans shall not be made ratably by the Banks but only from such affected Bank.

         SECTION 9.2. UNAVAILABILITY OF DEPOSITS OR INABILITY TO ASCERTAIN, OR INADEQUACY OF, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

                  (a) the Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the eurodollar interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

                  (b) Banks having at least a majority of the aggregate amount of the Commitments reasonably determine and so advise the Agent that LIBOR as reasonably determined by the Agent will not adequately and fairly reflect the cost to such Banks or Bank of funding their or its Eurodollar Loans or Loan for such Interest Period (such cost to be determined as if each such Bank had actually funded each Eurodollar Loan through the purchase of deposits of U.S. Dollars in the London eurodollar interbank market having a maturity corresponding to such Loan's Interest Period and in the amount of such Loan), then the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks or of the relevant Bank to make Eurodollar Loans shall be suspended.

         SECTION 9.3. INCREASED COST AND REDUCED RETURN. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:

                  (i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Note, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement in respect of its Eurodollar Loans, Letter(s) of Credit, or participations therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income or profits of such Bank or its Lending Office imposed by the jurisdiction in which such Bank or its Lending Office is incorporated in which such Bank's principal executive office or Lending Office is located); or

                  (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

         (b) If on or after the date hereof, any Bank or the Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3,

Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

         (c) Each Bank that determines to seek compensation under this Section
9.3 shall notify the Borrower and the Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 9.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

         SECTION 9.4. LENDING OFFICES. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof (each a "LENDING OFFICE") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Agent.

         SECTION 9.5. DISCRETION OF BANK AS TO MANNER OF FUNDING. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits of U.S. Dollars in the London eurodollar interbank market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 10.   THE AGENT.

         SECTION 10.1. APPOINTMENT AND AUTHORIZATION OF AGENT. Each Bank hereby appoints LaSalle as the Agent under the Credit Documents and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The relationship between the Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Agreement or any other Credit Document shall be construed to constitute the Agent as a trustee or fiduciary for any Bank or the Borrower.

         SECTION 10.2. AGENT AND ITS AFFILIATES. The Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust, debt, equity or other business with the Borrower or any affiliate of the Borrower as if it were not the Agent under the Credit Documents.

         SECTION 10.3. ACTION BY AGENT. If the Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 7.6(c)(i) hereof, the Agent shall promptly give each of the Banks written notice thereof. The obligations of the Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.4. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Bank or the Borrower. In all cases in which this Agreement and the other Credit Documents do not require the Agent to take certain actions, the Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

         SECTION 10.4. CONSULTATION WITH EXPERTS. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         SECTION 10.5. LIABILITY OF AGENT; CREDIT DECISION. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other party (other than the Agent) contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section Six hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Credit Documents. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Bank acknowledges that it has independently and without reliance on the Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Borrower and any other relevant Person, and the Agent shall have no liability to any Bank with respect thereto.

         SECTION 10.6. INDEMNITY. The Banks shall ratably, in accordance with their respective Percentages (determined before giving effect to any termination of the Commitments pursuant to Section 8.2 or 8.3), indemnify and hold the Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by the Agent acting in its capacity as Agent under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section 10.6 shall survive termination of this Agreement.

         SECTION 10.7. RESIGNATION OF AGENT AND SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Agent, the Required Banks shall have the right to appoint a successor Agent with the consent of the Borrower (except Borrower's consent is not required during the occurrence and continuance of a Default or Event of Default). If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty
(30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, with the consent of the Borrower (except upon the occurrence and continuance of a Default or Event of Default), which shall be any Bank hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Agent under the Credit Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section Ten and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

         SECTION 10.8. DOCUMENTATION AGENT. Nothing in this Agreement shall impose any obligation on Firstar, in its capacity as Documentation Agent.

SECTION 11.   MISCELLANEOUS.

         SECTION 11.1. WITHHOLDING TAXES.

         (a) PAYMENTS FREE OF WITHHOLDING. Subject to Section 11.1(b) hereof, each payment by the Borrower under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Bank pays any amount in respect of any such taxes, penalties or interest the Borrower shall reimburse the Agent or that Bank for that payment on demand. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

         (b) U.S. WITHHOLDING TAX EXEMPTIONS. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof, two duly completed and signed copies of either Form W-8BEN (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) or Form W-8ECI (relating to all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower in a written notice, directly or through the Agent, to such Bank and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Credit Documents or the Loans.

         (c) INABILITY OF BANK TO SUBMIT FORMS. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 11.1. or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Borrower and Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

         SECTION 11.2. NO WAIVER OF RIGHTS. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Documentation Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

         SECTION 11.3. NON-BUSINESS DAY. If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day (subject to the definition of Interest Period), on which the same shall be payable.

         SECTION 11.4. DOCUMENTARY TAXES. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

         SECTION 11.5. SURVIVAL OF REPRESENTATIONS. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

         SECTION 11.6. SURVIVAL OF INDEMNITIES. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 2.12, Section 9.3 and Section 11.15 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.

         SECTION 11.7. SET-OFF. (a) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the obligations and liabilities of the Borrower to that Bank or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not
(a) that Bank or that subsequent holder shall have made any demand hereunder or
(b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

         (b) Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; PROVIDED, HOWEVER, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 11.7(b), amounts owed to or recovered by, the Issuing Agent in connection with Reimbursement Obligations in which Banks have been required to fund their participation shall be treated as amounts owed to or recovered by the Issuing Agent as a Bank hereunder.

         SECTION 11.8. NOTICES. Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including telecopy or other electronic communication) and shall be given to a party hereunder at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Borrower, given by courier, by United States certified or registered mail, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Banks shall be addressed to their respective addresses, telecopier or telephone numbers set forth on the signature pages hereof or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof, and to the Borrower and to the Agent to:

                          If to the Borrower:

                          Transport Corporation of America, Inc.
                          1715 Yankee Doodle Road
                          Eagan, Minnesota 55121
                          Attention:   CFO
                          Telecopy:    612-686-2562
                          Telephone:   612-686-2558

                          If to the Agent:

                          LaSalle Bank National Association
                          135 South LaSalle Street, Suite 1425
                          Chicago, Illinois 60603
                          Attention:   Renee Deluzen
                          Telecopy:    (312) 904-4448
                          Telephone:   (312) 904-9004

                          With a copy to:

                          LaSalle Bank National Association
                          135 South LaSalle Street
                          Chicago, Illinois 60674-9135
                          Attention:   Mr. David J. Thomas
                          Telecopy:    (312) 904-2903
                          Telephone:   (312) 904-2506

         Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 11.8 or on the signature pages hereof and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three business days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.8; PROVIDED THAT any notice given pursuant to Section Two hereof shall be effective only upon receipt.

         SECTION 11.9. COUNTERPARTS. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

         SECTION 11.10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note. The Borrower may not assign any of its rights or obligations under any Credit Document without the written consent of all of the Banks.

         SECTION 11.11. PARTICIPANTS. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made, Commitments held and/or participations in Letters of Credit, by such Bank at any time and from time to time; PROVIDED THAT (i) no such participation shall relieve any Bank of any of its obligations under this Agreement, (ii) no such participant shall have any rights under this Agreement except as provided in this Section 11.11, and (iii) the Agent shall have no obligation or responsibility to such participant or assignee. Any party to which such a participation has been granted shall have the benefits of Section 2.12 and Section 9.3, but shall not be entitled to receive any greater payment under either such Section than the Bank granting such participation would have been entitled to receive in connection with the rights transferred. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; PROVIDED that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement that would (A) increase any Commitment of such Bank if such increase would also increase the participant's obligations,
(B) forgive any amount of or postpone the date for payment of any principal of or interest on any Loan or of any fee payable hereunder in which such participant has an interest or (C) reduce the stated rate at which interest or fees in which such participant has an interest accrue hereunder.

         SECTION 11.12. ASSIGNMENT OF COMMITMENTS BY BANKS. (a) Each Bank shall have the right at any time, with the written consent of the Borrower (except Borrower's consent is not required during the occurrence and continuance of a Default or an Event of Default) and Agent and Issuing Agent (which consent shall not be unreasonably withheld), to assign all or any part of its Commitment (including the same percentage of its Note, outstanding Loans and participations in Letter of Credit) to one or more other Persons; PROVIDED THAT such assignment shall be evidenced by an Assignment and Acceptance Agreement and shall be in an amount of at least $5,000,000 or the entire Commitment of such Bank, and if such assignment is not for such Bank's entire Commitment then such Bank's Commitment after giving effect to such assignment shall not be less than $5,000,000; and PROVIDED FURTHER that neither the consent of the Borrower nor of the Agent shall be required for any Bank to assign all or part of its Commitment to any affiliate of the assigning Bank. Each such assignment shall set forth the assignee's address for notices to be given under Section 11.8 hereof hereunder and its designated Lending Office pursuant to Section 9.4 hereof. Upon any such assignment, delivery to the Agent of an executed copy of such assignment agreement and the forms referred to in Section 11.1 hereof, if applicable, and the payment of a $2,500 recordation fee to the Agent, the assignee shall become a Bank hereunder, all Loans, participations in Letters of Credit and the Commitment it thereby holds shall be governed by all the terms and conditions hereof and the Bank granting such assignment shall have its Commitment, and its obligations and rights in connection therewith, reduced by the amount of such assignment.

         (b) Each Bank shall have the right to assign its rights hereunder and under the Note evidencing its Loans to a federal reserve bank.

         SECTION 11.13. AMENDMENTS. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, and (c) if the rights or duties of the Agent, the Documentation Agent, the Issuing Agent or the Swingline Bank are affected thereby, the Agent, the Documentation Agent, the Issuing Agent or the Swingline Bank, as appropriate; provided that:

                  (i) no amendment or waiver pursuant to this Section 11.13 shall (A) increase or extend any Commitment of any Bank without the consent of such Bank, (B) reduce the interest rate or Applicable Margin or the amount of or postpone any fixed date for payment of any principal of or interest on any Loan or Reimbursement Obligation or of any fee payable hereunder without the consent of each Bank, (C) make less restrictive the definition of Borrowing Base without the consent of each Bank or (D) release all or substantially all of the Collateral without the consent of each Bank (except as otherwise provided for in the Loan Documents); and

                  (ii) no amendment or waiver pursuant to this Section 11.13 shall, unless signed by each Bank, change this Section 11.13, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents.

         SECTION 11.14. HEADINGS. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

         SECTION 11.15. LEGAL FEES, OTHER COSTS AND INDEMNIFICATION. The Borrower agrees to pay all reasonable costs and expenses of the Agent and the Documentation Agent in connection with the preparation and negotiation of the Credit Documents, including without limitation, the reasonable fees and disbursements of Chapman and Cutler, counsel to the Agent, printing costs, courier, telefax, telephone, publicity, transportation in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify each Bank, the Agent, the Documentation Agent, the Issuing Agent and their respective directors, agents, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Credit Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification or arising from claims made by any Bank against any other Bank acting in any capacity. The Borrower, upon demand by the Agent, the Documentation Agent, the Issuing Agent or a Bank at any time, shall reimburse the Agent, the Documentation Agent, the Issuing Agent or Bank for any reasonable legal or other expenses (including allocable fees and expenses of in-house counsel) incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.

         SECTION 11.16. ENTIRE AGREEMENT. The Credit Documents and the Fee Letter constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

         SECTION 11.17. CONSTRUCTION. The parties hereto acknowledge and agree that neither this Agreement nor the other Credit Documents shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Credit Documents.

         SECTION 11.18. GOVERNING LAW. This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

         SECTION 11.19. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

         SECTION 11.20. STATUTORY NOTICE - INSURANCE. The following notice is given pursuant to Illinois law; nothing contained in such notice shall be deemed to limit or modify the terms of the Credit Documents:

         UNLESS THE BORROWER PROVIDES THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT THE BORROWER'S EXPENSE TO PROTECT THE AGENT'S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE BORROWER'S INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE AGENT MAY NOT PAY ANY CLAIMS THAT THE BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their duly authorized officers as of the day and year first above written.

                                        TRANSPORT CORPORATION OF AMERICA, INC.


                                        By:   /s/ Keith R. Klein
                                           -------------------------------------
                                           Name:  Keith R. Klein
                                           Title: CFO


                                        LASALLE BANK NATIONAL ASSOCIATION, as
                                           Agent


                                        By:   /s/ David J. Thomas
                                           -------------------------------------
                                           Name:  David J. Thomas
                                           Title: First Vice President



           [SIGNATURE PAGE FOR TRANSPORT CORPORATION OF AMERICA, INC.
                     AMENDED AND RESTATED CREDIT AGREEMENT]

Banks:

Address and Amount of Commitments:      LASALLE BANK NATIONAL ASSOCIATION, in
                                           its individual capacity as a Bank and
                                           as Issuing Agent

Address:
                                        By:   /s/ David J. Thomas
                                           -------------------------------------
135 South LaSalle Street                   Name:  David J. Thomas
Chicago, Illinois 60674-9135               Title: First Vice President
Attention:  David J. Thomas
Telephone:  (312) 904-2506
Telecopy:   (312) 904-2903
Commitment: $20,000,000

Lending Offices:

Base Rate Loans:

135 South LaSalle Street
Chicago, Illinois 60674-9135
Attention:  Loan Operations
Telephone:
Telecopy:

Eurodollar Loans:

135 South LaSalle Street
Chicago, Illinois 60674-9135
Attention:  Loan Operations
Telephone:
Telecopy:



           [SIGNATURE PAGE FOR TRANSPORT CORPORATION OF AMERICA, INC.
                     AMENDED AND RESTATED CREDIT AGREEMENT]

Address and Amount of Commitments:      FIRSTAR BANK, N.A. (formerly known as
                                          Firstar Bank of Minnesota, National
                                          Association), in its individual
                                          capacity as a Bank and as
                                          Documentation Agent and Swingline Bank
Address:
                                        By:   /s/ Karen S. Paris
                                           -------------------------------------
101 East 5th Street                        Name:  Karen S. Paris
St. Paul, Minnesota 55101                  Title: Senior Vice President
Attention: Karen S. Paris, Vice
           President
Telephone:   651-225-3842
Telecopy:    651-298-6026
Commitment:  $20,000,000

Lending Offices:

Base Rate Loans:

101 East 5th Street
St. Paul, Minnesota 55101
Attention: Loan Operations - Arlene Litchy
Telephone:   651-225-3844
Telecopy:    651-298-6026

Eurodollar Loans:

101 East 5th Street
St. Paul, Minnesota 55101
Attention: Loan Operations - Arlene Litchy
Telephone:   651-225-3844
Telecopy:    651-298-6026



           [SIGNATURE PAGE FOR TRANSPORT CORPORATION OF AMERICA, INC.
                     AMENDED AND RESTATED CREDIT AGREEMENT]

                                   EXHIBIT A-1

                                 REVOLVING NOTE


$__________________                                       ________________,_____

         FOR VALUE RECEIVED, the undersigned, Transport Corporation of America, Inc., a Minnesota corporation (the "BORROWER"), promises to pay to the order of _______________________________________ (the "BANK") on the Termination Date, at
the bank account of LaSalle Bank National Association maintained in Chicago, Illinois and specified to the Borrower in writing from time to time, in immediately available funds, the principal sum of _________________________ ($_____________), or if less, the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower under its Commitment pursuant to the Credit Agreement, with each Eurodollar Loan to mature and become payable on the last day of the Interest Period applicable thereto, but in no event later than the Termination Date, and each Base Rate Loan to mature and become due and payable on the Termination Date together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

         The Bank shall record on its books and records or on a schedule attached to this Note, which is a part hereof, each Loan made by it pursuant to its Commitment, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan, or a Eurodollar Loan and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books and records or on a schedule to this Note, shall be PRIMA FACIE evidence of the same; PROVIDED, HOWEVER, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

         This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of October 5, 2001, among the Borrower, LaSalle Bank National Association, as Agent, and the banks from time to time party thereto (as amended, the "CREDIT AGREEMENT"), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning herein as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

         Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner provided in the Credit Agreement.

         The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

                                        TRANSPORT CORPORATION OF AMERICA, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                   EXHIBIT A-2

                                 SWINGLINE NOTE


$3,000,000.00                                                    October 5, 2001

         On the Termination Date, for value received, the undersigned, Transport Corporation of America, Inc., a Minnesota corporation (the "BORROWER"), promises to pay to the order of Firstar Bank, N.A. (the "BANK"), at the principal office of the Bank in St. Paul, Minnesota, the principal sum of (i) THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Swingline Loans owing from the Borrower to the Bank under the Maximum Swingline Amount provided for in the Credit Agreement hereinafter mentioned.

         This Note evidences Swingline Loans made and to be made to the Borrower by the Bank under the Maximum Swingline Amount provided for under that certain Amended and Restated Credit Agreement dated as of October 5, 2001 by and among the Borrower, LaSalle Bank National Association individually and as Agent and certain banks which are or may from time to time become parties thereto (as amended, the "CREDIT AGREEMENT"), and the Borrower hereby promises to pay interest at the office specified above on each Swingline Loan evidenced hereby at the rates and times specified therefor in the Credit Agreement.

         Each Swingline Loan made under the Maximum Swingline Amount provided for in the Credit Agreement by the Bank to the Borrower against this Note, any repayment of principal hereon and the interest rates applicable thereto shall be endorsed by the holder hereof on the reverse side of this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on the reverse side hereof prior to any negotiation hereof) and the Borrower agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on the reverse side hereof or recorded on the books and records of the Bank shall be PRIMA FACIE evidence of the unpaid balance of this Note and the interest rates applicable thereto.

         This Note is issued by the Borrower under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity as specified in the Credit Agreement, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meaning herein as such terms have in the Credit Agreement.

         This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflict of law.

         The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

                                        TRANSPORT CORPORATION OF AMERICA, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                    EXHIBIT B

                       ASSIGNMENT AND ACCEPTANCE AGREEMENT



         AGREEMENT dated as of _____________, _____ among [ASSIGNOR] (the "ASSIGNOR"), [ASSIGNEE] (the "Assignee"), TRANSPORT CORPORATION OF AMERICA, INC. (the "BORROWER") and LASALLE BANK NATIONAL ASSOCIATION as Agent (the "AGENT").


                                   WITNESSETH

         WHEREAS, this Assignment and Acceptance Agreement (the "AGREEMENT") relates to the Amended and Restated Credit Agreement dated as of October 5, 2001 among the Borrower, the Assignor and the other Banks party thereto and the Agent (as the same has been amended, extended, modified or restated, the "CREDIT AGREEMENT");

         WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower and to purchase a participation from the Issuing Agent in Letters of Credit issued pursuant to Section 2.3 of the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $__________________;

         WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $________________ are outstanding at the date hereof;

         WHEREAS, there is an aggregate face amount of Letters of Credit outstanding of $____________ of which Assignor's aggregate Participating Interest equals $______________ and an aggregate principal amount of $________________ Reimbursement Obligations outstanding at the date hereof owing to the Assignor by the Borrower under the Credit Agreement; and

         WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $______________________ (the "ASSIGNED AMOUNT"), together with a corresponding portion of its outstanding Loans, Reimbursement Obligations outstanding at the date hereof owing to the Assignor by the Borrower and its participation obligation in connection with outstanding Letters of Credit and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

         SECTION 1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

         SECTION 2. ASSIGNMENT. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by the Assignor, Reimbursement Obligations owing to the Assignor and the corresponding portion of the Assignors participation obligation in connection with outstanding Letters of Credit. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Agent and the payment of the amounts specified in Section 6 hereof (a) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (b) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR. The Assignor represents and warrants that (a) the Assignor has full power and authority, and has taken all action necessary to execute and deliver this Assignment Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment Agreement and no governmental authorizations or other authorizations are required in connection therewith and (b) this Assignment Agreement constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE ASSIGNEE. The Assignee represents and warrants that (a) the Assignee has full power and authority, and has taken all action necessary to execute and deliver this Assignment Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment Agreement and no governmental authorizations or other authorizations are required in connection therewith and (b) this Assignment Agreement constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms. In addition, the Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the most recent financial statements delivered by the Borrower pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor, the Agent or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Bank; (iv) specifies as its address for notices and its Lending Office the applicable offices indicated beside its signature below; and (vi) represents that it is either (y) a corporation organized under the laws of the United States or a state thereof or (z) entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to the Credit Agreement (A) under an applicable provision of a tax convention to which the United States is a party of (B) because it is acting through a branch, agency or office in the United States and any payment to be received by it under the Credit Agreement and the other Credit Documents is effectively connected with a trade or business in the United States.

         SECTION 5. DELIVERY OF RELATED DOCUMENTS AND FURTHER ASSURANCES. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment Agreement.

         SECTION 6. PAYMENTS. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in immediately available funds the amount heretofore agreed between them. It is understood that fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party unless otherwise provided in the Credit Agreement.

         SECTION 7. CONSENT OF THE BORROWER AND THE AGENT. This Agreement is conditioned upon the consent of the Borrower (except Borrower's consent is not required during the occurrence and continuance of a Default or Event of Default) and the Agent pursuant to Section 11.12 of the Credit Agreement. The execution of this Agreement by the Borrower and the Agent is evidence of such consent. The Borrower agrees to execute and deliver a Note (a) in the amount of the Assigned Amount payable to the order of the Assignee to evidence the assignment and assumption provided for herein and (b) in the amount of the Assignor's remaining Commitment, if less than all of the Assignor's Commitment is being assigned hereunder, payable to the order of the Assignor. Upon receipt of its new Note and/or confirmation that the Assignee has received its Note, as applicable, the Assignor shall immediately return its old Note marked canceled.

         SECTION 8. NON-RELIANCE ON ASSIGNOR. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

         SECTION 9. ADMINISTRATION FEE. The Assignee agrees to pay to the Agent upon the execution of this Assignment Agreement a $2,500 recordation fee in accordance with Section 11.12 of the Credit Agreement.

         SECTION 10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.

         SECTION 11. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                        [ASSIGNOR]



                                        By:
                                           -------------------------------------
                                           Title:



Address for notices:                    [ASSIGNEE]

                                        By:
                                           -------------------------------------
                                           Title:
Telephone:
Telecopy:

Lending Offices:

Base Rate Loans:




Eurodollar Loans:

                                        TRANSPORT CORPORATION OF AMERICA, INC.



                                        By:
                                           -------------------------------------
                                           Title:

                                        LASALLE BANK NATIONAL ASSOCIATION, as
                                           Agent



                                        By:
                                           -------------------------------------
                                           Title:


                                        By:
                                           -------------------------------------
                                           Title:

                                    EXHIBIT C

                           BORROWING BASE CONFIRMATION


         Pursuant to the terms of the Amended and Restated Credit Agreement dated as of October 5, 2001 by and among Transport Corporation of America, Inc., the banks party thereto and LaSalle Bank National Association as Agent for the banks from time to time party thereto (as the same has been amended, modified, extended or restated, the "CREDIT AGREEMENT"), we hereby provide you with this Borrowing Base Confirmation. Capitalized terms used herein without definition shall have the same meanings herein as in the Credit Agreement.

I. BORROWING BASE CALCULATIONS

     A.   TOTAL ELIGIBLE ACCOUNTS                                  $____________

          Eligible Accounts                                        $____________

     B.   REVENUE EQUIPMENT

          1. Revenue Equipment secured for benefit of the Banks    $____________

          2. Revenue Equipment Cap                                 $____________

     C.   BORROWING BASE

          1. 85% of Eligible Accounts                              $____________

          2. 56% of B1, less $2,000,000                            $____________

          3. Lesser of C2 or B2                                    $____________

          Total: C1 plus C3                                        $____________

     D.   OUTSTANDINGS

          1. Loans (Including Swingline Loans)                      ____________

          2. Reimbursement Obligations                              ____________

          3. Aggregate undrawn face amount
             of all outstanding Letters of Credit                   ____________

          4. Total Outstandings                                     ____________

         Attached hereto is the data and information supporting the foregoing calculation of the Borrowing Base.

         Dated as of this ___________ day of __________________, _____.


                                        TRANSPORT CORPORATION OF AMERICA, INC.


                                        By
                                          Its
                                             -----------------------------------

                                    EXHIBIT D

                             COMPLIANCE CERTIFICATE

         This Compliance Certificate is furnished to LaSalle Bank National Association in its capacity as agent for the Banks (the "AGENT") pursuant to that certain Amended and Restated Credit Agreement dated as of October 5, 2001 (the "CREDIT AGREEMENT"), by and among Transport Corporation of America, Inc. (the "BORROWER") and the banks from time to time party thereto (each a "BANK," and collectively the "BANKS"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

         THE UNDERSIGNED HEREBY CERTIFIES THAT:

                  1. I am the duly elected [PRESIDENT/CHIEF FINANCIAL OFFICER/CORPORATE CONTROLLER] of the Borrower;

                  2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

                  3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

                  4. The financial statements required by Section 7.6 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

                  5. The Attachment hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

         Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

         -----------------------------------------------------------------------
         -----------------------------------------------------------------------
         -----------------------------------------------------------------------
         -----------------------------------------------------------------------

         The foregoing certifications, together with the data and information supporting the computations set forth in the Attachment hereto, and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of __________, _____.



                                        ----------------------------------------
                                        ------------------------,---------------
                                        (Type or Print Name)_____________(Title)

                      ATTACHMENT TO COMPLIANCE CERTIFICATE
                     TRANSPORT CORPORATION OF AMERICA, INC.

        Compliance Calculations for Amended and Restated Credit Agreement
                           Dated as of October 5, 2001
                       Calculations as of _________, _____

--------------------------------------------------------------------------------



A.   NET WORTH (SECTION 7.14)

     1.   Positive Net Income for the cumulative period            $____________
          commencing July 1, 2001 and ending ____________                A1

     2.   75% of positive Net Income for the above cumulative
          period                                                   $____________
                                                                         A2

     3.   Line A2 plus $68,000,000                                 $____________
                                                                         A3

     4.   Borrower's Net Worth as of _____________                 $____________
          Line A4 must be greater than or equal to A3                    A4

B.   CONSOLIDATED FUNDED INDEBTEDNESS TO CONSOLIDATED EBITDAR
     (SECTION 7.15)

     1.   Consolidated short term Indebtedness                     $____________
                                                                         B1

     2.   Consolidated long term Indebtedness (including           $____________
          Capitalized Lease Obligations)                                 B2

     3.   Present value (using discount rate of 10% per annum) of  $____________
          non-cancellable operating leases of Borrower and its           B3
          Subsidiaries

     4.   Undrawn amount of all standby letters of credit issued   $____________
          for account of Borrower and its Subsidiaries (including        B4
          unpaid reimbursement obligations thereunder)

     5.   Add Lines B1, B2, B3 and B4                              $____________
          (Consolidated Funded Indebtedness)                             B5

     6.   Consolidated Net Income                                  $____________
                                                                         B6

     7.   Federal, state and local income taxes on consolidated    $____________
          basis                                                          B7

     8.   Total interest expense on consolidated basis             $____________
                                                                         B8

     9.   Extraordinary (Gains) or Losses                          $____________
                                                                         B9

     10.  Add Lines B6, B7, B8 and B9                              $____________
          (Consolidated EBIT)                                            B10

     11.  Depreciation, amortization and lease rental expenses     $____________
          on consolidated basis                                          B11

     12.  Add Lines B10 and B11                                    $____________
          (Consolidated EBITDAR)                                         B12

     13.  Ratio of Line B5 to B12                                        :1
                                                                ----------------
                                                                         B13

          Line B13 for each Test Period through and                   ___:1.0
          including December 31, 2001, such ratio may not be more than 3.00 to 1.00, for each Test Period thereafter through and including June 30, 2002 such ratio may not be more than 2.75 to 1.00, and for each Test Period thereafter such ratio may be not more than 2.50 to 1.00.

C.   MINIMUM CASH FLOW COVERAGE (SECTION 7.16)

     1.   Consolidated EBITDAR (Line B11 above)                    $____________
                                                                         C1

     2.   Cash Taxes                                               $____________
                                                                         C2

     3.   Cash Capex                                               $____________
                                                                         C3

     4.   Earnings Based Payments                                  $____________
                                                                         C4



     5.   Net Proceeds from Asset Sales                            $____________
                                                                         C5

     6.   Consolidated Interest and Rental Expense                 $____________
                                                                         C6
     7.   CMLTD
                                                                   $____________
                                                                         C7
     8.   Line C1 less C2 less C3 less C4 plus C5
                                                                   $____________
                                                                         C8
     9.   Line C6 plus 67
                                                                   $____________
                                                                         C9
     10.  Line C8 divided by C9

     11.  Line C10 ratio must not be less than                       1.25:1.0
                                                                  --------------


                                       -3-